The transactions pursuant to the joint share transfer described in this document involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Notice of Convocation of Extraordinary General Meeting of Shareholders and General Meeting of Class Shareholders by Common Stock Holders	Securities code: 8350

Attendance in person
There is a statement on page 3 with respect to measures for the prevention of Covid-19 infection at the general meeting of shareholders. We ask for the understanding and cooperation of all shareholders.

Mementos not provided
We will not be providing mementos to shareholders who attend in person. Thank you for your understanding.

Securities code: 8350

January 4, 2022

To our shareholders:

1-3-1 Katta, Aomori-shi

President and Director Takayuki Fujisawa

Notice of Convocation of Extraordinary General Meeting of Shareholders and General Meeting of Class Shareholders by Common Stock Holders

This is to inform you that an extraordinary general meeting of shareholders and general meeting of class shareholders by common stock holders of the Bank will be convened as follows.

Agenda Item 1 for the extraordinary general meeting of shareholders is “Approval of Share Transfer Plan with The Aomori Bank, Ltd.” A general meeting of class shareholders by common stock holders will be held in conjunction with the extraordinary general meeting of shareholders to obtain a resolution for this agenda item pursuant to Article 322(1)(xiii) of the Companies Act.

In light of the current state of Covid 19 infections, to provide for the safety of shareholders and prevent further spread of the virus, we ask that you study the “General Meeting Shareholder Reference Documents” (see below) that will be provided in either physical or electronic (internet) form and exercise voting rights no later than 5:00 p.m., January 25, 2022 (Tuesday).

The General Meeting of Shareholders will be streamed over the internet, and may be viewed over the internet without attending in person on the day.

Details

1	Date and Time:	January 26, 2022 (Wednesday) 10:00 a.m.
2	Place:	Large Conference Room, 8th floor, Bank Head Office, 1-3-1 Katta, Aomori
3	Meeting Agenda:
Extraordinary General Meeting of Shareholders
■Resolution Items
Agenda Item 1 Approval of Share Transfer Plan with The Aomori Bank, Ltd.
Agenda Item 2 Partial amendment of Articles of Incorporation
General Meeting of Class Shareholders by Common Stock Holders
■Resolution Items
Agenda Item Approval of Share Transfer Plan with The Aomori Bank, Ltd.

4	Voting instructions

Voting is an important right of yours as a shareholder. We ask that you review the “General Meeting Shareholder Reference Documents” and exercise your voting rights by any of the three methods described below.

■	Pursuant to applicable laws and regulations and Article 20 of the Bank’s Articles of Incorporation, the following matters have been published on the bank’s website and are therefore not included in the General Meeting Shareholders Reference Documents.

Agenda Item 1: Among the matters to be published with respect to approval of the Share Transfer Plan with The Aomori Bank, Ltd., the following matters with respect to the final business year of the other wholly-owned subsidiary resulting from transfer of shares (The Aomori Bank, Ltd.):

(i)       Statement of Changes in Net Assets (ii) Notes to Non-consolidated Financial Statements

(iii)     Consolidated Statement of Changes in Net Assets (iv) Notes to Consolidated Financial Statements

■	Treatment of redundant voting

In the event of redundant written and internet exercise of voting rights, internet voting will be treated as the effective exercise of voting rights. In the event of multiple exercise of voting rights by internet voting, the final vote will be treated as the effective exercise of voting rights.

End of document

◎	Under the Companies Act, the viewing of internet streaming is not recognized as attendance at a general meeting of shareholders. We therefore request that you exercise voting rights in advance by any of the methods above.
◎	In the event that it is necessary to amend or revise the General Meeting of Shareholders Reference Documents, amendments and revisions will be published on bank’s website.

Bank’s website	https://www.michinokubank.co.jp/

Internet voting instructions

Internet streaming instructions

You can view the extraordinary general meeting of shareholders and general meeting of class shareholders by common stock holders over your smartphone, personal computer or other devices.

■ How to view

Access the “Internet Streaming of Extraordinary General Meeting of Shareholders and General Meeting of Class Shareholders by Common Stock Holders” page on the following website and follow the instructions on the enclosed Internet Streaming Login Card.

Internet Streaming of Extraordinary General Meeting of Shareholders and General Meeting of Class Shareholders by Common Stock Holders

https://vgm.smart-portal.ne.jp/

■ Date and time

From 10:00 a.m., January 26, 2022 (Wednesday)

!	Notes on internet streaming (waiver)

■ Filming will be done from the back of the venue and care will be taken so that the shareholders in attendance do not appear in the footage, but please be aware in advance that they may appear in unavoidable circumstances.

■ We plan to stream the shareholder meeting on the day including the shareholder questions and answers session. Therefore, if you wish to ask questions during such session, please only mention the number on your attendance form (please refrain form mentioning any other personal information including your name or affiliation).

■ In the event that streaming is not provided due to certain circumstances, notice will be provided on the Bank’s website (https://www.michinokubank.co.jp/).

■ Shareholders who view the proceedings by internet stream will not be able to exercise voting rights during the proceedings or participate in the question-and-answer session. Thank you for your understanding.

■ Please be aware that you may experience problems with video or audio due to your personal computer environment (model, performance, security settings, etc.) and internet connection (connection quality, connect speed, etc.).

■ You are responsible for any expenses incurred for your internet connection. Please be especially aware that you may incur high charges from your telecommunication carrier if you use a telephone line for viewing and do not have a fixed-rate contract, and in other similar circumstances.

Voting rights may be exercised in advance by mailing in the Voting Form or by voting over the internet.

▶	For details, see ““Voting Instructions” (p.2).”

For questions regarding internet streaming, contact: Mizuho Trust & Banking Security Agency Department: 0120-288-324 (9:00 a.m. – 5:00 p.m. weekdays)

Extraordinary General Meeting of Shareholders Reference Documents

Agenda and Reference Matters

Agenda Item 1	Approval of Share Transfer Plan with The Aomori Bank, Ltd.

The Bank and The Aomori Bank, Ltd. (“The Aomori Bank;” the Bank and The Aomori Bank referred to collectively as “Both Banks,” “the Two Banks,” or “the Banks” according to context) have reached an agreement to establish “Procrea Holdings, Inc.” (the “Joint Holding Company”) as the wholly-owning parent of Both Banks by means of a share transfer to be executed on April 1, 2022 (“Effective Date”) (“Share Transfer”), and, pursuant to resolutions of the boards of directors of Both Banks during meetings convened on November 12, 2021, executed a “Business Integration Agreement” dated the same day between the Two Banks. Pursuant to a resolution of the boards of directors of Both Banks during meetings convened on November 26, 2021, the Two Banks have jointly formulated a “share transfer plan.”

We therefore seek the approval of shareholders for this share transfer plan (the “Share Transfer Plan”).

Below are a description of the reasons for the Share Transfer, a summary of the Share Transfer Plan, and other matters of relevance to this agenda item.

1	Reasons for Share Transfer

The Bank and The Aomori Bank are both regional banks with their head offices located in Aomori Prefecture. They each use keywords such as “local” and “customers” in its corporate vision, and with their mission to create a vibrant regional community and happiness and development for customers, they make efforts to demonstrate a financial intermediation function. Also, by maintaining and providing a stable financial system, the Banks have contributed to the regional community and customers.

On the other hand, while the reduction in profit margins between lending and deposits and the decrease in earnings from securities management over a long period due to the low interest-rate environment continue, there are concerns that the decrease in population, declining birthrate, and aging population is certain to progress in Aomori Prefecture, with the impact on regional economies to increase. The business environment encompassing the Banks is therefore expected to become increasingly severe.

The Banks recognize that the role of the Banks will become increasingly important in order for regional communities to experience sustained development, such as through measures for uninterrupted financial support to regional business operators who have been impacted by the spread of the novel coronavirus and for transforming the social structure during and after the coronavirus era. Further, the Banks recognize the need to deal with diverse customer needs and enhance services by taking on challenges in new fields that surpass the boundaries of existing financial services, against a backdrop of developing digital technology and deregulation.

On October 28, 2019, the Banks released the “Notice on Commencement of Consideration of Comprehensive Partnership” and pursued collaborations in a variety of fields, such as a tie-up of mutual free-of-charge ATM usage. While the Banks proceeded with the discussion on such collaborations, in light of a harsh business environment, they decided that the best option to achieve their mission as a regional financial institutions are to create a sound business foundation that can continue to provide the region with high quality, stable financial services and reinforce their financial intermediation function and financial services that exploit their respective strengths, and to discover and exploit new value in the region. As notified in the press release “Notice Regarding Basic Agreement on Business Integration between The Michinoku Bank, Ltd. and The Aomori Bank, Ltd.” issued on May 14, 2021, pursuant to the Basic Agreement executed between the Banks on May 14, 2021, the Banks have proceeded with discussions and consideration of business integration with establishment of the Joint Holding Company through the Share Transfer targeted for April 1, 2022 and merger of the Banks under the Joint Holding Company targeted for two years after the Effective date as the basic policy, and on November 12, 2021 the Banks reached a final agreement on conducting the business integration based on mutual trust and an equal footing, and jointly formulated the Share Transfer Plan on November 26, 2021.

2	Summary of Share Transfer Plan

The details of the Share Transfer Plan are as described in Annex 1, “Share Transfer Plan (Copy),” which follows.

Annex 1

Share Transfer Plan (Copy)

Having reached agreement on a share transfer by the joint transfer of shares, The Aomori Bank, Ltd. (“Aomori”) and The Michinoku Bank, Ltd. (“Michinoku”) jointly formulated the following Share Transfer Plan (“The Plan”).

Article 1	Share Transfer

As set forth in the Plan, Aomori and Michinoku will execute a joint share transfer to establish a new wholly-owning parent company (“The New Company”), and on the Establishment Date (defined in Article 6; hereinafter the same) will execute a share transfer in which the New Company acquires all issued and outstanding shares of Aomori and Michinoku (the “Share Transfer”) and, as a result, Aomori and Michinoku will become wholly-owned subsidiaries of the New Company.

Article 2	The New Company’s Purpose, Trade Name, Location of Head Office, Total Number of Authorized Shares and Total Number of Authorized Class Shares, and Other Matters to be Set Forth in Articles of Incorporation
1.	The purpose, trade name, location of head office, and total number of authorized shares of the New Company shall be as follows.
(1)	Purpose

The purposes of the New Company are as stated in Article 2 of the Articles of Incorporation (Annex 1).

(2)	Trade name

The trade name of the New Company is “株式会社プロクレアホールディングス” (Kabushiki Kaisha Purokurea Horudingusu) and shall be indicated in English as “Procrea Holdings, Inc.”.

(3)	Location of head office

The New Company will be headquartered in Aomori City, Aomori Prefecture, and its head office will be located at 3-1, Katta 1-Chome, Aomori, Aomori Prefecture.

(4)	Total number of authorized shares and total number of authorized class shares

The New Company will have a total number of 60 million authorized shares, and a total number of authorized class shares as indicated below.

Common stock 60 million shares

Class I Preferred Stock 13.8 million shares

2.	In addition to the provisions of the preceding paragraph, matters stipulated in the Articles of Incorporation of the New Company are as found in the Articles of Incorporation attached as Annex 1.

Article 3	Names of the Directors and Accounting Auditor at Time of Establishment of New Company
1.	The names of the Directors at the time of establishment of the New Company (excluding directors at the time of establishment who are Audit and Supervisory Committee members at the time of establishment) are as follows.

Director (proposed for election as Representative Director and President)     Susumu Narita

Director (proposed for election as Representative Director and Vice President)     Takayuki Fujisawa

Director	Tsutomu Inaniwa
Director	Keitaro Ishikawa
Director	Tsuyoshi Tamura
Director	Yo Mori
Director	Motomi Shiratori
Director	Shinji Suto

Outside director	Katsunori Mikuniya

Outside director	Kazunari Higuchi

2.	The names of directors at the time of establishment of the New Company who are Audit and Supervisory Committee members at the time of establishment are as follows.
Director	Akira Nakagawa

Outside Director	Masashi Iwakigawa

Outside Director	Tetsutaro Wakatsuki

Outside Director	Mie Ishida

3.	The name of the accounting auditor at the time of establishment of the New Company is as follows.

Ernst & Young ShinNihon LLC

Article 4	Shares to be Delivered at the Time of the Share Transfer and their Allotment
1.	Classes and Numbers of Shares to be Delivered at the Time of the Share Transfer
(1)	In conjunction with the Share Transfer, the New Company will, immediately prior to the time of acquisition of all of the issued and outstanding shares of Aomori and Michinoku (“Base Time”), deliver to the shareholders of Aomori’s and Michinoku’s common stock (“Common Shareholders”) in place of the common stock that they respectively hold in Aomori and Michinoku common stock (“Delivered Shares (Common Stock)”), the total number of shares in the New Company found as the aggregate of (i) the total number of shares of common stock issued at the Base Time by Aomori multiplied by 1, and (ii) the total number of shares of common stock issued at the Base Time by Michinoku multiplied by 0.46.
(2)	In conjunction with the Share Transfer, the New Company will deliver to holders of Michinoku’s Class A Preferred Stock at the Base Time (“Preferred Shareholders”) in place of the Michinoku Class A Preferred Stock they hold, Class I Preferred Stock of the New Company as set forth in Annex 2 in a number found by multiplying the total number for Class A Preferred Stock issued at the Base Time by Michinoku by 0.46 (“Delivered Shares (Preferred Shares);” referred to collectively with Delivered Shares (Common Stock) as “Delivered Shares”).

2.         Allotment of Shares in New Company

(1)	The New Company will allocate Delivered Shares (Common Stock) that are delivered pursuant to item (1) of the preceding paragraph to Aomori’s and Michinoku’s Common Shareholders at the Base Time according to their individual ratio as indicated below (referred to individually and collectively as the “Share Transfer Ratio”).
(i)	To Aomori’s Common Shareholders, 1 share of common stock in the New Company per 1 share of common stock held in Aomori
(ii)	To Michinoku’s Common Shareholders, a 0.46 share of common stock in the New Company per 1 share of common stock held in Michinoku
(2)	The New Company will allocate Delivered Shares (Preferred Shares) delivered pursuant to No. 2 of the preceding paragraph to Michinoku’s Preferred Shareholders at the Base Time at a ratio of 0.46 shares of the New Company’s Class I Preferred Stock per share of Michinoku’s Class A Preferred Stock.
3.	Any fractions of less than one share resulting from the calculations in the preceding two paragraphs will be treated in accordance with Article 234 of the Companies Act (Law No. 86 of July 26, 2005, as amended; hereinafter the same) and the provisions of other relevant laws and regulations.

Article 5	New Company’s Capital and Reserves

The amount of capital and reserves at the time of establishment of the New Company shall be as follows.

(1) Amount of capital	¥20 billion
(2) Amount of capital reserve	¥5 billion
(3) Amount of retained earnings reserve	¥0
(4) Amount of capital surplus	Remainder after deduction of the total of (1) and (2) above from the change in shareholders’ equity set forth in Article 52.1 of the Regulations on Company Accounting

Article 6	Incorporation Date of New Company

The date on which establishment of the New Company is to be registered (referred to as “Establishment Date” in the Plan) is April 1, 2022. However, this can be changed by agreement after consultation between Aomori and Michinoku when necessitated by procedures for the Share Transfer or other reasons.

Article 7	General Meeting of Shareholders to approve the Share Transfer Plan
1.	Aomori will convene an extraordinary general meeting of shareholders on January 26, 2022 and seek approval of the Plan and a resolution on matters necessary for the Share Transfer.
2.	Michinoku will convene an extraordinary general meeting of shareholders on January 26, 2022 and seek approval of the Plan and a resolution on matters necessary for the Share Transfer. Michinoku will also convene a general meeting of class shareholders by Michinoku’s Common Shareholders and a general meeting of class shareholders by Michinoku’s Preferred Shareholders on January 26, 2022 and seek the approval of the class meeting for the Plan and a resolution on matters necessary for the Share Transfer.
3.	When necessitated by procedures for the Share Transfer or other reasons, Aomori and Michinoku may, by agreement after consultation, change the dates of general meetings of shareholders and general meetings of class shareholders to seek approval of the Plan and resolutions on matters necessary for the Share Transfer as set forth in the preceding two paragraphs.

Article 8	Listing of Shares, Shareholder Registry Administrator
1.	The New Company intends to list the common stock that it issues on the First Section of the Tokyo Stock Exchange on the Establishment Date and will perform procedures required for listing in consultation with and, wherever possible, with the mutual cooperation of Aomori and Michinoku.
2.	Aomori and Michinoku will mutually cooperate in the performance of necessary procedures to maintain the listing of the common stock issued by the New Company on the Prime Market after the transition to the new market classifications of the Tokyo Stock Exchange scheduled for April 4, 2022.
3.	The administrator of the shareholder registry for the New Company at the time of establishment will be Mitsubishi UFJ Trust and Banking Corporation.

Article 9	Distribution of Surplus
1.	Aomori may distribute surplus dividends respectively as follows: (1) a maximum of \25 per share of common stock to Aomori’s Common Shareholders and registered common stock pledge holders noted or recorded in the final shareholder registry of September 30, 2021; and (2) a maximum of \25 per share of common stock to Aomori’s Common Shareholders and registered common stock pledge holders noted or recorded in the final shareholder registry of March 31, 2022.
2.	Michinoku may distribute surplus dividends respectively as follows: (1) a maximum of \10 per share of common stock to Michinoku’s Common Shareholders and registered common stock pledge holders noted or recorded in the final shareholder registry of September 30, 2021; and (2) a maximum of \15 per share of common stock to Michinoku’s Common Shareholders and registered common stock pledge holders noted or recorded in the final shareholder registry of March 31, 2022.
3.	Michinoku may distribute surplus dividends respectively as follows: (1) a maximum of \27.65 per share of Class A Preferred Stock to Michinoku’s Preferred Shareholders and registered pledge holders of Class A Preferred Stock noted or recorded on the final shareholder registry of September 30, 2021; and (2) a maximum of \27.65 per share of Class A Preferred Stock to Michinoku’s Preferred Shareholders or registered pledge holders of Class A Preferred Stock noted or recorded on the final shareholder registry of March 31, 2022.
4.	Aomori and Michinoku must not resolve to distribute surplus dividends with a record date prior to the Establishment Date of the New Company during the period after formulation of the Plan until establishment of the New Company, except as set forth in the preceding three paragraphs. However, this shall not apply when Aomori and Michinoku agree after consultation.

Article 10	Retirement of Treasury Shares

Aomori and Michinoku shall, by resolutions of their individual boards of directors meeting no later than the day prior to of the Establishment Date of the New Company, retire all of the treasury shares that they hold as at the Base Time (including treasury shares acquired in response to share purchase demands exercised by opposing shareholders in conjunction with the Share Transfer as set forth in Article 806.1 of the Companies Act, but excluding treasury shares respectively held in trust accounts as trust assets for Aomori’s executive compensation BIP trust and Michinoku’s director, etc. performance-linked stock compensation program (shares benefit trust (BBT))).

Article 11	Management, etc. of Company Assets
1.	After formulation of the Plan and until the Establishment Date of the New Company, Aomori and Michinoku shall individually execute their operations and manage and administer their assets with the care of a prudent manager, shall cause their subsidiaries to execute their operations and manage and administer their assets with the care of a prudent manager and, unless stipulated to the contrary in the Plan, only take actions with potential material impacts on their assets, rights and duties, and cause such actions to be taken after advance consultation and agreement by Aomori and Michinoku.
2.	After formulation of the Plan and until the Establishment Date of the New Company, Aomori and Michinoku shall notify the other party promptly in writing of any events or phenomena identified as having reasonable potential to have a material adverse impact on the execution of the Share Transfer or the Share Transfer ratios, and Aomori and Michinoku shall consult in good faith on the treatment of such events or phenomena.

Article 12	Effect of the Plan

The Plan shall cease to have effect in the event that the Plan fails to obtain approval or a resolution on matters necessary for the Share Transfer fails to pass a general meeting of shareholders or general meeting of class shareholders of either Aomori or Michinoku as set forth in Article 7, in the event that Licenses and Permits etc. from relevant authorities

(including, but not limited to, licenses and permits prescribed in Article 52–17(1) of the Banking Act and licenses and permits stipulated in Article 3(1)(iv) of the Act on Special Exceptions to the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade for the Maintenance of Common Passenger Vehicle Transportation Businesses and Basic Banking Services in Outlying Areas with respect to the Share Transfer) that are required for execution of the Share Transfer are not obtained by the Establishment Date of the New Company, and in the event of cancellation of the Share Transfer pursuant to the following article.

Article 13	Amendment of Share Transfer Terms and Cancellation of the Share Transfer

After the formulation of the Plan and until the Establishment Date of the New Company, Aomori and Michinoku may amend the terms of the Share Transfer and other content of the Plan and may cancel the Share Transfer after by agreement after consultation in the event of material changes in the assets or business circumstances of Aomori or Michinoku, identification of events having material impact on the assets or business circumstances of Aomori or Michinoku, occurrence or identification of circumstances constituting material impediments to the execution of the Share Transfer, or other circumstances in which it would be extremely difficult to achieve the purposes of the Plan.

Article 14	Consultation Matters

Any matters not set forth in the Plan and any other matters necessary for the Share Transfer shall be determined after separate consultation and agreement between Aomori and Michinoku in accordance with the intentions of the Plan.

IN WITNESS of the formulation of the Plan, this Document has been prepared in duplicate, signed and sealed by Aomori and Michinoku, who each retain one.

November 26, 2021

Aomori:	9-30 Hashimoto 1-Chome, Aomori-shi, Aomori Prefecture
Aomori Bank, Ltd.
	Representative Director	Susumu Narita	[Seal]

Michinoku:	3-1 Katta 1-Chome, Aomori-shi, Aomori Prefecture
The Michinoku Bank, Ltd.
	Representative Director	Takayuki Fujisawa	[Seal]

Exhibit 1

Procrea Holdings, Inc.     Articles of Incorporation

Chapter 1          General Provisions

Article 1	Business Name

The name of the Company shall be “株式会社プロクレアホールディングス” (Kabushiki Kaisha Purokurea Horudingusu).

The name in English shall be Procrea Holdings, Inc.

Article 2	Purpose

As a bank holding company, the purpose of the Company is to carry out the following business.

(1)	Management of banks and companies permitted as bank subsidiaries under the Banking Act
(2)	All operations that are incidental or related to the operations set forth in the preceding subparagraph
(3)	In addition to the operations listed in the two preceding subparagraphs, operations that can be carried out by a bank holding company under the Banking Act

Article 3	Location of Head Office

The Company will locate its head office in Aomori City, Aomori Prefecture.

Article 4	Organs

The Company shall have the following administrative bodies in addition to the general meeting of shareholders and directors.

(1)	Board of Directors
(2)	Audit and Supervisory Committee
(3)	Financial Auditor

Article 5	Method of Public Notice

The method of public notices of the Company shall be electronic public notices; provided, however, that if the Company is unable to give an electronic public notice because of an accident or any other unavoidable reason, public notices of the Company will be published in the To-o Nippo, which is published in Aomori City, Aomori and in the Nihon Keizai Shimbun, which is published in Tokyo.

Chapter 2          Shares

Article 6	Increase of the Total Number of Authorized Shares and Total Number of Authorized Class Shares
1	The total number of shares authorized to be issued by the Company shall be 60 million.
2	The total number of authorized class shares issued by the Company shall be as follows.

(1)      Common stock                        60 million shares

(2)      Class I Preferred Stock          13.8 million shares

Article 7	Acquisition of Treasury Shares

Under the provisions of Article 165, paragraph (2) of the Companies Act, the Company may acquire treasury shares through market transactions or the like by resolution of the Board of Directors.

Article 8	Share Units

For all classes of shares in the Company, the number of shares per share unit of the Company shall be 100.

Article 9	Rights of Shareholders Holding Shares of the Company Less Than One Unit

Shareholders who hold shares of the Company that are less than one unit may not exercise rights other than those listed below with regard to those shares of less than one unit held by the shareholder:

(1)	The rights listed in the subparagraphs to Article 189, paragraph (2) of the Companies Act;
(2)	The right to make a demand pursuant to the provisions of Article 166, paragraph (1) of the Companies Act;
(3)	Right to receive an allotment of offered shares and offered share acquisition rights in proportion to the number of shares held by the shareholder; and
(4)	The right to make a demand as set forth in the following article.

Article 10	Additional Purchase of Shares Less than One Unit

A shareholder of the Company who holds shares less than one unit may, as provided for in the Share Handling Regulations established by the Board of Directors of the Company, request the Company to sell to the shareholder a number of shares which will, when combined with the number of shares already held by the shareholder, constitute one share unit.

Article 11	Share Handling Regulations

The handling of the Company’s shares and related fees shall be governed by laws and regulations, these Articles of Incorporation, and the Share Handling Rules set forth by the Board of Directors.

Article 12	Shareholder Registry Administrator
1	The Company shall haves a shareholder registry administrator.
2	The shareholder registry administrator and the place at which it handles its business will be determined by resolution of the Board of Directors and stated in a public notice.
3	The preparation and keeping of the Company’s shareholder registry and registry of stock acquisition rights and other administrative work concerning the shareholder registry and registry of stock acquisition rights will be delegated to the shareholder registry administrator and will not be handled at the Company.

Chapter 3          Preferred Stock

Article 13	Class I Preferred Dividend
1	When distributing surplus dividends as set forth in Article 46.1, the Company will distribute to the holders of Class I Preferred Stock (“Class I Preferred Shareholders”) and the registered pledge holders of Class I Preferred Stock (“Registered Class I Pledge Holders”) noted or recorded on the final shareholder registry of the record date for the surplus dividend an amount of money (fractional units of less than \1 are to be rounded up to the fourth decimal place) calculated by dividing \5,000 by 0.46 per share of Class I Preferred Stock (however, this will be appropriately adjusted in the event of a stock split, gratis allotment of shares, or reverse stock split, etc. for Class I Preferred Stock) and multiplying that amount by the dividend rate shown below (“Annualized Class I Preferred Dividend Rate”) (“Class I Preferred Dividend”) prior to distributions to common stock holders (“Common Shareholders”) and registered common stock pledge holders (“Registered Common Stock Pledge Holders”). However, any Class I Preferred Interim Dividend set forth in Article 14 that has been paid to Class I Preferred Shareholders or Registered Class I Pledge Holders during the business year in which the record date falls will be deducted from that amount.

Annualized Class I Preferred Dividend Rate

Annualized Class I Preferred Dividend Rate = Japanese yen TIBOR (12-month) +0.95%

The Annualized Class I Preferred Dividend Rate for each business year will be calculated and rounded to the fourth decimal place of the percentage.

In the formula above, “Japanese yen TIBOR (12-month)” refers to the number published at 11:00 a.m. on April 1 of each year (the next business day if that day is a bank holiday) (the “Annualized Class I Preferred Dividend Rate Finalization Date”) by the JBA TIBOR Administration (in the event that the entity publishing Japanese yen TIBOR changes from the JBA TIBOR Administration to another entity, that entity) as the 12-month Japanese yen Tokyo Interbank Offered Rate (Japanese yen TIBOR), or other similar number deemed reasonable. “Business day” refers to a day on which banks conduct foreign currency and foreign exchange transactions in Tokyo.

However, the Annualized Class I Preferred Dividend Rate shall be 8% if the calculation above results in an amount higher than 8%.

2	The shortfall will not accumulate to subsequent business years if the surplus dividend to Class I Preferred Shareholders and Registered Class I Pledge Holders during a business year does not reach the Class I Preferred Dividend amount.
3	Surplus dividends will not be paid to Class I Preferred Shareholders and Registered Class I Pledge Holders in excess of the Class I Preferred Dividend amount. However, this shall not apply in the event of a surplus dividend under Article 758, item (viii)(b) or Article 760, item (vii)(b) of the Companies Act while the Company executes absorption-type split procedures, or a surplus dividend under Article 763, item (xii)(b) or Article 765, paragraph (1), item (viii)(b) of the Companies Act while the Company executes incorporation-type corporate split procedures.

Article 14	Class I Preferred Interim Dividend

When distributing interim dividends set forth in Article 47, the Company will pay to Class I Preferred Shareholders and Registered Class I Pledge Holders noted or recorded on the final shareholder registry of the record date for the interim dividend an amount of money up to a maximum of half of the Class I Preferred Dividend per share of Class I Preferred Stock (“Class I Preferred Interim Dividend”) prior to distributions to Common Shareholders and Registered Common Stock Pledge Holders.

Article 15	Distribution of Residual Assets to Class I Shareholders
1.	When distributing residual assets, the Company will pay to Class I Preferred Shareholders and Registered Class I Pledge Holders an amount of money calculated as the aggregate of the amount found by dividing \5,000 by 0.46 per share of Class I Preferred Stock (however, this will be appropriately adjusted in the event of a stock split, gratis allotment of shares, or reverse stock split, etc. for Class I Preferred Stock) and the accrued Class I Preferred Dividend equivalent prior to payments to Common Shareholders and Registered Common Stock Pledge Holders.

Accrued Class I Preferred Dividend equivalent

The accrued Class I Preferred Dividend equivalent per share of Class I Preferred Stock refers to the amount found by multiplying on the date of residual asset distribution (“Distribution Date”) the number of days from the first day of the business year in which the Distribution Date falls (inclusive) up to the Distribution Date (inclusive) by the Class I Preferred Dividend and dividing by 365 (fractional amounts of less than \1 will be calculated and rounded up to the fourth decimal place). However, if a Class I Preferred Interim Dividend has been paid to Class I Preferred Shareholders and Registered Class I Pledge Holders during the business year in which the Distribution Date falls, that amount shall be deducted.

2	No distribution of residual assets will be made to Class I Preferred Shareholders and Registered Class I Pledge Holders other than as set forth in the preceding paragraph.

Article 16	Class I Preferred Shareholders’ Voting Rights

Class I Preferred Shareholders are unable to exercise voting rights in general meetings of shareholders for any matter. However, until a resolution is passed for payment in full of the Class I Preferred Dividend (deducting the amount of any Class I Preferred Interim Dividend paid), Class I Preferred Shareholders may exercise voting rights for all matters in general meetings of shareholders: (i) from the time of issue if the holders of Class A Preferred Stock issued by The Michinoku Bank, Ltd. (“The Michinoku Bank”) at the time of issue of Class I Preferred Stock are able to exercise voting rights for all matters at general meetings of shareholders of The Michinoku Bank; (ii) from the ordinary general meeting of shareholders if an agenda item is not submitted for receipt of payment in full of the Class I Preferred Dividend at an ordinary general meeting of shareholders (deducting the amount of any Class I Preferred Interim Dividend paid); and (iii) from the conclusion of an ordinary general meeting of shareholders rejecting an agenda item for receipt of payment in full of the Class I Preferred Dividend (deducting the amount of any Class I Preferred Interim Dividend paid).

Article 17	Right to demand acquisition with Common Stock as Consideration
1	During the period in which acquisition demands are permitted under the following paragraph, Class I Preferred Shareholders may demand that the Company acquire the Class I Preferred Stock that they hold. Upon receipt of an acquisition demand, the Company will deliver to the Class I Preferred Shareholders the assets set forth in Paragraph 3 in exchange for the Class I Preferred Stock for which the Class I Preferred Shareholders has demanded acquisition. However, acquisition demands under this paragraph cannot be made for shares of the Company that are less than one unit.
2	The purchase demand period shall be from the establishment date of the Company until September 30, 2024 (the “Acquisition Demand Period”).
3	In exchange for the Class I Preferred Stock for which the Class I Preferred Shareholders has demanded acquisition, the Company will deliver common stock in a number found by dividing \5,000 by 0.46 per share of Class I Preferred Stock for which acquisition is demanded (however, this will be appropriately adjusted in the event of a stock split, gratis allotment of shares, or reverse stock split, etc. for Class I Preferred Stock), and dividing that amount by the acquisition price set forth in Paragraph 4 to Paragraph 8. Any fractions of less than one share of common stock delivered in exchange for Class I Preferred Stock will be handled as set forth in Article 167, paragraph (3) of the Companies Act.

4	The initial acquisition price shall be the market value on the day on which the Company is established. The market value on the day of the Company’s establishment shall be the amount (calculated as a yen amount down to the first decimal place and rounded down to the nearest yen) found by dividing an amount equivalent to the average daily closing price of The Michinoku Bank’s common stock for the five consecutive trading days immediately preceding the third Friday of March 2022 (“Initial Acquisition Price Finalization Day”) (including the day on which the initial acquisition price is determined and excluding days on which a closing price (including quotations; “Closing Price” below) for The Michinoku Bank’s common stock on the Tokyo Stock Exchange, Inc. is not calculated) by 0.46. However, the Minimum Acquisition Price shall be used if this calculation results in an acquisition price below the Minimum Acquisition Price set forth in Paragraph 7.
5	During the Acquisition Demand Period, from the day following the third Friday of each month (“Finalization Date”) onwards, the acquisition price will be revised to an amount (calculated as a yen amount down to the first decimal place and rounded down to the nearest yen) equivalent to the average daily Closing Price of the Company’s common stock for the five consecutive trading days immediately preceding the Finalization Date (inclusive) (however, excluding days on which there is no Closing Price; if the Finalization Date is not a trading day, the five consecutive trading days immediately preceding the Finalization Date). However, the Minimum Acquisition Price shall be used as the Revised Acquisition Price if this calculation results in a Revised Acquisition Price that is less than the Minimum Acquisition Price set forth in Paragraph 7. If an acquisition price adjustment event as set forth in Paragraph 8 occurs during the period from the first day of the five consecutive trading days above and the Finalization Date (inclusive), the Revised Acquisition Price shall be an amount adjusted as deemed appropriate by the Board of Directors.
6	There is no maximum acquisition price.
7	“Minimum Acquisition Price” refers to the amount found by dividing \958 by 0.46 (subject to adjustment as set forth in the following paragraph).

8 (a)    The acquisition price (including Minimum Acquisition Price) will be adjusted according to the following formula (the “Acquisition Price Adjustment Formula”) upon the occurrence of any of the events set forth in the following subparagraphs after the issuance of Class I Preferred Stock (“Adjusted Acquisition Price”). Calculations of the Acquisition Price Adjustment Formula will be made in yen to the first decimal place and any fractional amounts rounded down to the nearest yen.

(Adjusted Acquisition Price)

Adjusted Acquisition Price	=	Unadjusted acquisition price	×	Number of shares of common stock issued	+	Number of shares of common stock to be delivered	×	Paid-in amount per share
Market value
Number of issued shares of common stock + number of shares of common stock to be delivered

(i)	If common stock is issued or common stock within treasury stock is disposed at a paid-in amount that is below the market value (defined in (c) below; hereinafter the same) used in the Acquisition Price Adjustment Formula (including gratis allotments) (however, excluding stock with put options, warrants (including instruments attached to warrant bonds: the same in Paragraph 8 below) and other securities (“Stock with Put Options, etc.”) for which delivery of the Company’s common stock can be demanded, and the acquisition or exercise of stock with call options, warrants with call options, or other securities (“Stock with Call Options, etc.”) that the Company can acquire in exchange for the delivery the Company’s common stock, and common stock is delivered)

The Adjusted Acquisition Price is applied beginning the day following the Pay-In Date (the final day of the pay-in period if a pay-in period is established; hereinafter the same) (the effective date for a gratis allotment), or the day following the day on which rights to receive allotments of solicited shares are granted to shareholders, or the day following that record date of a gratis allotment.

(ii)	Stock split

The increased number of shares of common stock resulting from the split on the record date of the stock split (excluding increases in the number of shares of common stock for common stock within the Company’s treasury stock on the record date) is deemed to have been delivered and applied in the calculation of the Acquisition Price Adjustment Formula, and the Adjusted Acquisition Price is applied beginning the day following the record date.

(iii)	If Stock with Put Options, etc. is issued and allows demands for delivery of the Company’s common stock at a price (defined in (d) below; and the same in this subparagraph (iii), Subparagraphs (iv) and (v) below, and (c)(iv) below) below the market value used in the Acquisition Price Adjustment Formula (including gratis allotments)

In the calculation of the Acquisition Price Adjustment Formula, all Shares with Put Options, etc. are deemed to have been acquired or exercised and common stock delivered at the initial terms and conditions on the Pay-In Date of the Shares with Put Options, etc. (the allotment date for warrants) (the effective date for a gratis allotment) or on the record date, if any, on which rights are granted to shareholders to receive allotment of Shares with Put Options, etc. or gratis allotments, and the Adjusted Acquisition Price applies beginning the day following the Pay-In Date (the allotment date for warrants) (the effective date for a gratis allotment) or the day following the record date.

Notwithstanding the above, if the price is not finalized on the day on which common stock is deemed to have been delivered as set forth above, the Shares with Put Options, etc. are issued at a price finalized on a predetermined subsequent date (“Price Finalization Date”), and the finalized price is below the market value used in the Acquisition Price Adjustment Formula, in the calculation of the Acquisition Price Adjustment Formula, all of the Stock with Put Options, etc. remaining on the Price Finalization Date are deemed to have been acquired or exercised and common stock delivered at the finalized terms and conditions on the Price Finalization Date, and the Adjusted Acquisition Price applies beginning the day following the Price Finalization Date.

(iv)	If Shares with Put Options, etc. issued by the Company include conditions under which the price is revised after the Issue Date (excluding adjustments to prevent dilution similar to Subparagraphs (a) and (b)), and the revised price (“Revised Price”) on the revision date (“Revision Date”) is below the market value used in the Acquisition Price Adjustment Formula

In the calculation of the Acquisition Price Adjustment Formula, all remaining Shares with Put Options, etc. are deemed to have been acquired or exercised at the Revised Price and common stock delivered on the Revision Date, and the Adjusted Acquisition Price applies from the day following the Revision Date.

In the application of the Acquisition Price Adjustment Formula in the circumstances set forth in Items (a) through (c) below, the unadjusted acquisition price is deemed to be the amount found by multiplying the effective acquisition price on the day prior to the date of Adjusted Acquisition Price application by the indicated ratios (the “Adjustment Factor”).

(a)	If there have been no adjustments to the Stock with Put Options, etc. under Subparagraph (iii) or this subparagraph (iv) prior to the Revision Date

The Adjustment Factor is 1.

(b)	If there has been an adjustment to the Stock with Put Options, etc. under Subparagraph (iii) or this subparagraph (iv) and the acquisition price has been revised pursuant to Paragraph 5 during the period between the adjustment and the Revision Date

The Adjustment Factor is 1.

However, in the calculation of the Minimum Acquisition Price, the Adjustment Factor will be the ratio found by dividing the Minimum Acquisition Price immediately prior to adjustment under Paragraph (iii) or this Subparagraph (iv) by the Adjusted Minimum Acquisition Price.

(c)	If there has been an adjustment to the Stock with Put Options, etc. under Subparagraph (iii) or this subparagraph (iv) prior to the Revision Date but no revision of the acquisition price pursuant to Paragraph 5 during the period from the adjustment to the Revision Date

The Adjustment Factor will be the ratio found by dividing the acquisition price immediately prior to adjustment under Subparagraph (iii) or this subparagraph (iv) by the adjusted acquisition price.

(v)	If common stock is delivered at a price below the market value used in the Acquisition Price Adjustment Formula in exchange for acquisition of Stock with Call Options, etc.

The Adjusted Acquisition Price applies beginning the day following the acquisition date.

However, if the acquisition price of the Stock with Call Options, etc. has already been adjusted under Subparagraph (iii) or Subparagraph (iv) and if, and only if, the fully-diluted number of shares of common stock (defined in (e) below) after delivery of common stock in exchange for acquisition exceeds the number of issued shares of common stock immediately prior to acquisition, the excess number of shares of common stock will be deemed to have been delivered in the calculation of the Acquisition Price Adjustment Formula; if the number of issued shares of common stock immediately prior to acquisition is not exceeded, there will be no adjustment under this subparagraph (v).

(vi)	Reverse stock split

Beginning the effective date of the reverse stock split, the reduced number of shares of common stock resulting from the reverse stock split (excluding the reduced number of shares of common stock within the Company’s treasury stock on the effective date) is presented as a negative and deemed to be the number of delivered shares of common stock for calculation of the Acquisition Price Adjustment Formula, and the resulting Adjusted Acquisition Price applied.

(b)	In addition to the circumstances set forth in (a)(i) through (vi), the acquisition price (including the Minimum Acquisition Price) will be changed as deemed appropriate by the Board of Directors if adjustments are required to the acquisition price (including the Minimum Acquisition Price) as a result of merger, demerger, share swap or share transfer, etc.
(c)
(i)	The “market value” used in the Acquisition Price Adjustment Formula will be the average Closing Price of the Company’s common stock on the five consecutive trading days preceding the date of Adjusted Acquisition Price application (excluding the number of days for which there is no Closing Price). Calculations of the average value will be made to the first decimal place and rounded down to the nearest yen. Adjustments will be made to the Adjusted Acquisition Price in accordance with Paragraph 8 if an acquisition price adjustment event occurs during the five consecutive trading days above.
(ii)	The “unadjusted acquisition price” used in the Acquisition Price Adjustment Formula is the effective acquisition price on the day prior to date of Adjusted Acquisition Price application.
(iii)	The “number of issued shares of common stock” used in the Acquisition Price Adjustment Formula is the aggregate of the common stock deemed to be the “number of delivered shares of common stock” under (a) and (b) above prior to adjustment of the acquisition price for the number of shares of common stock issued by the Company (excluding the number of shares of common stock in treasury stock) on the record date (not including the number of shares of common stock deemed delivered on the record date under (a)(i) through (iii) above) or on a day one month prior to the date of Adjusted Acquisition Price application if there is no record date and the number of undelivered shares of common stock (beginning the day (inclusive) on which adjustments under (a)(iv)(b) or (c) are applied to a Stock with Put Options, etc., and the number of shares of common stock deemed “number of delivered shares of common stock” as a result of the above adjustments under (a)(iii) or (iv) applied prior to the most recent adjustments under(a)(iv)(b) or (c) to the Stock with Put Options, etc.).

(iv)	The “per share paid-in amount” used in the Acquisition Price Adjustment Formula will, in the circumstances set forth in (a)(i) be the paid-in amount (\0 for gratis allotment) (appropriate valuation for payments of non-monetary assets); in the circumstances set forth in (a)(ii) and (vi), \0; and in the circumstances set forth in (a)(iii) through (v), the price (however, the Revised Price in the case of (iv)).
(d)	The “price” in the circumstances set forth in (a)(iii) through (v) and in (c)(iv) above will be the amount found by deducting the price of non-common stock assets delivered to holders of the Stock with Put Options, etc. or Stock with Call Options, etc. upon acquisition or exercise from the amount paid in upon issue of Stock with Put Options, etc. or Stock with Call Options, etc. (for warrants, the amount to which is added the value of assets invested upon exercise), divided by the number of shares of common stock delivered upon acquisition or exercise.
(e)	In (a)(v) above, “fully-diluted number of shares of common stock” refers to the number of issued shares of common stock on the date of application of Adjusted Acquisition Price minus the number of undelivered shares of common stock included in the number of issued shares of common stock in (c)(iii) above for Stock with Call Options, etc., to which is added the number of shares of common stock delivered as a result of acquisition of Stock with Call Options, etc.
(f)	In (a)(i) through (iii), if a record date is established for the action and the action has as condition precedent a resolution of approval for certain matters in a general meeting of shareholders of the Company convened on or after the record date, the Adjusted Acquisition Price will apply beginning the day following the date of the conclusion of the general meeting of shareholders at which a resolution of approval is adopted, notwithstanding the provisions of (a)(i) through (iii).
(g)	The Acquisition Price will not be adjusted if the difference between the Adjusted Acquisition Price calculated based on the Acquisition Price Adjustment Formula and the Acquisition Price before adjustment remains less than one (1) yen. However, when calculating the acquisition price upon the occurrence of an event requiring adjustment of the acquisition price using the Acquisition Price Adjustment Formula, the unadjusted acquisition price after deduction of the difference will be used in place of the unadjusted acquisition price in the Acquisition Price Adjustment Formula.
9	The acquisition price set forth in Paragraph 4 through Paragraph 8 (including the Mandatory Acquisition Price set forth in Article 19.2; the same in this paragraph) is interpreted as preventing dilution and maintaining essential fairness among shareholders of different classes of stock, and the Board of Directors of the Company may appropriately adjust the acquisition price or take other reasonably necessary measures if calculation is difficult or if calculation results are unreasonable.

Article 18	Provisions for Acquisition with Cash as Consideration
1	The Company may acquire all or a part of Class I Preferred Stock to the extent possible under applicable laws and regulations upon the arrival of a date to be stipulated separately by the Board of Directors (the “Acquisition Date”). However, the Board of Directors may only stipulate the Acquisition Date if, on all of the 30 consecutive trading days prior to the date of the Board of Directors meeting (including the meeting day) the Closing Price of the Company’s common stock is below the Minimum Acquisition Price and the prior approval of the Financial Services Agency is obtained. In these circumstances, the Company shall deliver the assets set forth in the following paragraph to Class I Preferred Shareholders in exchange for acquisition of Class I Preferred Stock. In the event of partial acquisition of Class I Preferred Stock, acquisition will be made in proportion to holdings. This does not impede exercise of the right to demand purchase set forth in Paragraph 1 of the preceding article after the finalization of an acquisition date.
2	The Company shall deliver a monetary amount found as \5,000 divided by 0.46 per share of Class I Preferred Stock (however, this will be appropriately adjusted in the event of a stock split, gratis allotment of shares, or reverse stock split, etc. for Class I Preferred Stock) plus the accrued Class I Preferred Dividend equivalent in exchange for acquisition of Class I Preferred Stock. In the context of this paragraph, “date of residual asset distribution” and “Distribution Date” in the calculation of the accrued Class I Preferred Dividend equivalent set forth in Article 15.1 shall both be read “Acquisition Date” to calculate the accrued Class I Preferred Dividend equivalent.

Article 19	Provisions for Acquisition with Common Stock as Consideration
1	The Company will acquire all Class I Preferred Stock not acquired by the Company by the final day of the Acquisition Demand Period on the day following the final day of the Acquisition Demand Period (“Mandatory Acquisition Date”). In these circumstances, the Company will, in exchange for acquisition of Class I Preferred Stock, deliver to Class I Preferred Shareholders the number shares of common stock found by multiplying the number of Class I Preferred Shares by the amount found by dividing \5,000 by 0.46 (however, this will be appropriately adjusted in the event of a stock split, gratis allotment of shares, or reverse stock split, etc. for Class I Preferred Stock), divided by the market value of common stock as set forth in the following paragraph (“Mandatory Acquisition Price”). Any fractional amounts of less than one share of common stock to be delivered in exchange for acquisition Class I Preferred Stock shall be treated as set forth in Article 234 of the Companies Act.

2	The Mandatory Acquisition Price will be an amount equivalent to the average daily Closing Price (excluding dates on which no Closing Price is calculated) of the Company’s common stock for 30 consecutive trading days beginning on the 45th consecutive trading day prior to the Mandatory Acquisition Date (calculated as a yen amount down to the first decimal place and rounded down to the nearest yen). If this calculation results in a Mandatory Acquisition Price that is below the Minimum Acquisition Price, the Mandatory Acquisition Price will be the Minimum Acquisition Price.

Article 20	Stock Split, Reverse Split, and Gratis Allotment
1	When executing a stock split or reverse split, the Company shall execute at the same time and the same ratio for both common stock and Class I Preferred Stock.
2	When performing a gratis allotment of shares, the Company shall perform the gratis allotment of the relevant class of stock at the same time and the same ratio for both common stock and Class I Preferred Stock.

Article 21	Exclusion Period

The provisions of Article 48 will apply mutatis mutandis to the payment of Class I Preferred Dividends.

Chapter 4          General Meeting of Shareholders

Article 22	Convocation

The Company convenes an ordinary general meeting of shareholders within three months of the end of each fiscal year, and convenes extraordinary general meetings of shareholders as necessary.

Article 23	Record Date for Ordinary General Meetings of Shareholders

The record date for voting rights at the Company’s ordinary general meeting of shareholders is March 31st each year.

Article 24	Convener and Chair
1	A general meeting of shareholders shall be convened by the President, who will also be the Chair.
2	If the President is incapacitated or the position is vacant, another director will convene and chair the general meeting of shareholders in accordance with the order stipulated in advance by a resolution of the Board of Directors.

Article 25	Electronic Provision, etc.
1	When convoking a general meeting of shareholders, the Company may provide reference documents for the general meeting of shareholders and other relevant information by electronic means.
2	The Company may not include all or a part of the matters subject to electronic provision stipulated by Ministry of Justice ordinance in the documents delivered to shareholders requesting delivery of written documents by the voting rights record date.

Article 25-2	Disclosure of Reference Documents, etc. for the General Meeting of Shareholders via the Internet and Deemed Provision

When convening a general meeting of shareholders, the Company may be deemed to have provided information pertaining to matters that should be stated or indicated in general meeting of shareholders reference documents, business reports, financial statements, or consolidated financial statements by disclosing that information to shareholders via the internet in accordance with the provisions of Ministry of Justice ordinance.

Article 26	Method of Resolution

1	Except where otherwise provided by law or regulation or these Articles of Incorporation, a resolution of the general meeting of shareholders shall be made by a majority of the voting rights of the shareholders present at the meeting who are entitled to vote.
2	Resolutions set forth in Article 309, paragraph (2) of the Companies Act shall be made by at least two-thirds of the voting rights of the shareholders present where shareholders holding at least one-third of the voting rights that may be exercised are present.

Article 27	Exercising Voting Rights by Proxy
1	A shareholder may act as proxy and exercise voting rights for one other shareholder who has voting rights in the Company.
2	The shareholder or proxy in the preceding paragraph must submit a document certifying the proxy rights to the Company for each general meeting of shareholders.

Article 28	Minutes

A summary of the proceedings and results of the general meeting of shareholders and other matters prescribed by law or regulation will be entered or recorded in minutes.

Article 29	General Meetings of Class Shareholders
1	The provisions of Articles 24, 25, 26.1, 27 and 28 apply mutatis mutandis to general meetings of class shareholders.
2	The provisions of Article 23 apply mutatis mutandis to general meetings of class shareholders held on the same day as the annual shareholders’ meeting.
3	Resolutions of general meetings of class shareholders prescribed in Article 324, paragraph (2) of the Companies Act shall be made by at least two-thirds of the voting rights of the shareholders present at the relevant general meeting of class shareholders where shareholders holding at least one-third of the voting rights that may be exercised are present.

Chapter 5          Directors and Board of Directors

Article 30	Number of Directors
1	The number of Directors of the Company (excluding those who are Audit and Supervisory Committee members) shall be no more than 12.
2	The Company shall have no more than six directors who are Audit and Supervisory Committee members.

Article 31	Election of Directors
1	Directors of the Company shall be appointed at a general meeting of shareholders distinguishing between Audit and Supervisory Committee members and other directors.
2	Resolutions on the election of a Director shall be made by a majority of the votes of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their votes at such meetings are present.
3	Resolutions for the election of Directors shall not be conducted by cumulative voting.

Article 32	Term of Office of Directors
1	The term of office of a Director (excluding Audit and Supervisory Committee members) shall expire at the close of the ordinary general meeting of shareholders held with respect to the final business year ending within one year of their appointment.
2	The term of office of an Audit and Supervisory Committee member shall expire at the close of the ordinary general meeting of shareholders held with respect to the final business year ending within two years of the Audit and Supervisory Committee member’s appointment.
3	The term of office of a director who is an Audit and Supervisory Committee member elected as a substitute for a director who is an Audit and Supervisory Committee member resigning before the expiration of their term of office shall be until the time of expiration of the term of office of the relevant resigned director who is an Audit and Supervisory Committee member.
4	When a resolution relating to the preliminary election to fill the vacancy for an Audit and Supervisory Committee member is made, the resolution shall be effective until the start of the ordinary general meeting of shareholders held with respect to the final business year ending within two years after the election.

Article 33	Convocation of Board of Directors Meetings
1	Notice to convene the Board of Directors will be sent to each director no later than three days before the day of the meeting; However, this period can be shortened when urgently necessary.
2	With the consent of all directors, a meeting of the Board of Directors may be held without convocation procedures.

Article 34	Omission of Resolution at Board of Directors Meeting

The Company will deem a resolution of the Board of Directors to have been passed when the conditions set forth in Article 370 of the Companies Act have been met.

Article 35	Delegation of Decisions on Important Execution of Operations

The Company may delegate all or part of important business execution decisions (excluding matters listed in the subparagraphs to Article 399–13, paragraph (5) of the Companies Act) to directors by resolution of the Board of Directors.

Article 36	Regulations of the Board of Directors

Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, in addition to applicable laws and regulations and these Articles of Incorporation.

Article 37	Representative Director and Executive Directors
1	The Board of Directors shall elect by resolution a representative director from among the directors (excluding Audit and Supervisory Committee members).
2	The Board of Directors may elect by resolution one chairperson of the Board of Directors and one president, and also a number of vice presidents, senior managing directors, and managing directors from among the directors (excluding Audit and Supervisory Committee members).

3	The president shall represent the Company.

Article 38	Director Remuneration, etc.

Directors’ remuneration, bonuses, and other economic benefits received from the Company as consideration for the performance of duties shall be determined by a resolution of a general meeting of shareholders, distinguishing between Audit and Supervisory Committee members and other directors.

Article 39	Limited Liability Agreements with Directors

Pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, the Company may enter into agreements with directors (except for executive directors, etc.) to limit their liability for damages as provided in Article 423, paragraph (1) of the Companies Act; provided, however, that the limit of the amount of liability for damages pursuant to such agreements shall be the total of the amounts set forth in each item Article 425, paragraph (1)1 of the Companies Act.

Chapter 6          Audit and Supervisory Committee

Article 40	Full-time Audit and Supervisory Committee Members

The Audit and Supervisory Committee may elect full-time Audit and Supervisory Committee member(s) by resolution.

Article 41	Convocation of the Audit and Supervisory Committee
1	Notice to convene the Audit and Supervisory Committee will be sent to each auditor no later than three days before the day of the meeting. However, this period can be shortened when urgently necessary.
2	An Audit and Supervisory Committee meeting may be held without convocation procedures if there is the consent of all Audit and Supervisory Committee members.

Article 42	Regulations of the Audit and Supervisory Committee

Matters concerning the Audit and Supervisory Committee shall be governed by the Regulations of the Audit and Supervisory Committee established by the Audit and Supervisory Committee, in addition to applicable laws and regulations and these Articles of Incorporation.

Chapter 7          Financial Auditor

Article 43	Election of Financial Auditor

A financial auditor will be elected at the general meeting of members.

Article 44	Term of Office of Financial Auditor
1	The term of office of the financial auditor shall expire at the close of the ordinary general meeting of shareholders held with respect to the final business year ending within one year of the financial auditor’s election.
2	Unless otherwise resolved at the ordinary general meeting of shareholders under the preceding paragraph, financial auditors shall be deemed to have been re-elected at such ordinary general meeting of shareholders.

Chapter 8          Accounts

Article 45	Business Year

The business year of the Company is the one-year period from April 1 each year to March 31 the following year.

Article 46	Record Date for Dividends of Surplus
1	The record date for year-end dividends of the Company shall be March 31 of each year.

2	In addition to the provisions of the preceding paragraph, the Company may pay dividends of surplus by setting a record date.

Article 47	Interim Dividend

The Board of Directors may adopt a resolution to pay interim dividends with a date of record of September 30 of each year.

Article 48	Dividend Exclusion Period, etc.
1	If the assets for distribution are monetary, the Company is released from its obligation to make payment of dividends that have not been received after the elapse of five full years from the payment commencement date.
2	Unpaid dividends do not attract interest.

Supplementary Provisions

Article 1	First Business Year

Notwithstanding the provisions of Article 45, the first business year of the Company shall be from the date of establishment of the Company to March 31, 2023.

Article 2	Initial Remuneration, etc. of Directors

Notwithstanding the provisions of Article 38, the total value of financial benefits received from the Company as director remuneration, bonuses and other consideration for the execution of duties during the period from the Company’s establishment date until the end of the first ordinary general meeting of shareholders shall be as follows.

(1)	Directors (excluding Audit and Supervisory Committee members) No greater than ¥300 million (annualized)
(2)	Directors who are Audit and Supervisory Committee members No greater than ¥60 million (annualized)

Article 3	Effective Date of Electronic Provision Measures, etc.
1	The provisions of Article 25 shall enter into force on the effective date of revisions in the proviso to Article 1 of the supplementary provisions to the Act Partially Amending the Companies Act (Law No. 70 of 2019).
2	The provisions of Article 25–2 shall be deleted on the effective date. However, any general meetings of shareholders held within six months of the effective date shall follow the previous provisions.
3	For general meetings of class shareholder during the period between the Company’s establishment date and the day prior to the effective date or within six months of the effective date, the words “Article 25” in Article 29 shall be read as “Article 25–2.”

Article 4	Deletion of These Supplementary Provisions
1	Article 1 and Article 2 of these Supplementary Provisions will be deleted at the end of the first ordinary general meeting of shareholders after the establishment of the Company.
2	Article 3 and Article 4 of these Supplementary Provisions will be deleted on the latest of: the date on which six months elapse from the effective date, the date on which three months elapse from the general meeting of shareholders in the proviso to Article 3.2 of these Supplementary Provisions, or the date on which three months elapse from the date of a general meetings of class shareholders under Article 3.3 of these Supplementary Provisions.

Exhibit 2

Procrea Holdings, Inc.

Terms and Conditions of issuance of Class I Preferred Stock

1.	Classes of stock issued

Procrea Holdings, Inc. Class I Preferred Stock (“Class I Preferred Stock”)

2.	Number of the shares to be issued

1.84 million shares

3.	Method of issuance

In conjunction with the share transfer in which The Aomori Bank, Ltd. (“The Aomori Bank”) and The Michinoku Bank, Ltd. (“The Michinoku Bank”) are wholly-owned subsidiaries resulting from a transfer of shares and the Company is the wholly-owning parent established by share transfer (“Share Transfer”), the Company will issue Class I Preferred Stock and allocate and deliver to holders of The Michinoku Bank’s Class A Preferred Stock 0.46 shares of Class I Preferred Stock per share of Class A Preferred Stock in The Michinoku Bank that they hold immediately prior to acquisition by the Company of all of the issued and outstanding shares of The Aomori Bank and The Michinoku Bank as a result of the Share Transfer.

4.	Class I Preferred Dividend
(1)	Class I Preferred Dividend

When paying surplus dividends under Article 46.1 of the Articles of Incorporation, the Company will pay to holders of Class I Preferred Stock (“Class I Preferred Shareholders”) and registered pledge holders of Class I Preferred Stock (“Registered Class I Pledge Holders”) noted or recorded on the final shareholder registry of the record date for the surplus dividend a monetary dividend (fractional units of less than \1 are to be rounded up to the fourth decimal place) (“Class I Preferred Dividend”) calculated as the amount found by dividing \5,000 by 0.46 per share of Class I Preferred Stock (however, this will be appropriately adjusted in the event of a stock split, gratis allotment of shares, or reverse stock split, etc. for Class I Preferred Stock) and multiplying that amount by the dividend rate found in (2) below (“Annualized Class I Preferred Dividend Rate”) prior to the payment of dividends to the holders of common stock (“Common Shareholders”) and registered common stock pledge holders (“Registered Common Stock Pledge Holders”). However, any Class I Preferred Interim Dividend that has been paid under Paragraph 5 to Class I Preferred Shareholders or Registered Class I Pledge Holders during the business year in which the record date falls will be deducted from that amount.

(2)	Annualized Class I Preferred Dividend Rate

Annualized Class I Preferred Dividend Rate = Japanese yen TIBOR (12-month) +0.95%

The Annualized Class I Preferred Dividend Rate for each business year will be calculated and rounded to the fourth decimal place of the percentage.

In the formula above, “Japanese yen TIBOR (12-month)” refers to the number published at 11:00 a.m. on April 1 of each year (the next business day if that day is a bank holiday) (“Annualized Class I Preferred Dividend Rate Finalization Date”) by the JBA TIBOR Administration (in the event that the entity publishing Japanese yen TIBOR changes from the JBA TIBOR Administration to another entity, that entity) as the 12-month Japanese yen Tokyo Interbank Offered Rate (Japanese yen TIBOR), or other similar number deemed reasonable. “business day” refers to a day on which banks conduct foreign currency and foreign exchange transactions in Tokyo.

However, the Annualized Class I Preferred Dividend Rate shall be 8% if the calculation above results in an amount higher than 8%.

(3)	Non-cumulative distribution

The shortfall will not accumulate to subsequent business years if the surplus dividend to Class I Preferred Shareholders and Registered Class I Pledge Holders during a business year does not reach the Class I Preferred Dividend amount.

(4)	Non-participation

Surplus dividends will not be paid to Class I Preferred Shareholders and Registered Class I Pledge Holders in excess of the Class I Preferred Dividend amount. However, this shall not apply in the event of a surplus dividend under Article 758, item (viii)(b) or Article 760, item (vii)(b) of the Companies Act while the Company executes absorption-type split procedures, or a surplus dividend under Article 763, item (xii)(b) or Article 765, paragraph (1), item (viii)(b) of the Companies Act while the Company executes incorporation-type corporate split procedures.

5.	Class I Preferred Interim Dividend

When distributing an interim dividend as set forth in Article 47 of the Articles of Incorporation, the Company will pay Class I Preferred Shareholders and Registered Class I Pledge Holders noted or recorded on the final shareholder registry of the record date for the interim dividend money up to a maximum of half the Class I Preferred Dividend per share of Class I Preferred Stock (“Class I Preferred Interim Dividend”) prior to payments to Common Shareholders and Registered Common Stock Pledge Holders.

6.	Residual assets
(1)	Distribution of residual assets

When distributing residual assets, the Company will pay to Class I Preferred Shareholders and Registered Class I Pledge Holders money in the amount of \5,000 divided by 0.46 per share of Class I Preferred Stock (however, this will be appropriately adjusted in the event of a stock split, gratis allotment of shares, or reverse stock split, etc. for Class I Preferred Stock) plus the accrued Class I Preferred Dividend equivalent set forth in (3) below prior to payments to Common Shareholders and Registered Common Stock Pledge Holders.

(2)	Non-participation

No distribution of residual assets to Class I Preferred Shareholders or Registered Class I Pledge Holders will be made other than the distribution set forth in (1) above.

(3)	Accrued Class I Preferred Dividend equivalent

The accrued Class I Preferred Dividend equivalent per share of Class I Preferred Stock refers to the amount found by multiplying on the date of residual asset distribution (“Distribution Date”) the number of days from the first day of the business year in which the Distribution Date falls (inclusive) to the Distribution Date (inclusive) by the Class I Preferred Dividend and dividing by 365 (fractional amounts of less than \1 will be calculated and rounded up to the fourth decimal place). However, if a Class I Preferred Interim Dividend has been paid to Class I Preferred Shareholders and Registered Class I Pledge Holders during the business year in which the Distribution Date falls, that amount shall be deducted.

7.	Voting rights

Class I Preferred Shareholders are unable to exercise voting rights in general meetings of shareholders for any matter. However, until a resolution is passed for payment in full of the Class I Preferred Dividend (deducting the amount of any Class I Preferred Interim Dividend paid), Class I Preferred Shareholders may exercise voting rights for all matters in general meetings of shareholders: (i) from the time of issue if the holders of Class A Preferred Stock issued by The Michinoku Bank at the time of issue of Class I Preferred Stock are able to exercise voting rights for all matters at general meetings of shareholders of The Michinoku Bank; (ii) from the ordinary general meeting of shareholders if an agenda item is not submitted for receipt of payment in full of the Class I Preferred Dividend at an ordinary general meeting of shareholders (deducting the amount of any Class I Preferred Interim Dividend paid); and (iii) from the conclusion of an ordinary general meeting of shareholders rejecting an agenda item for receipt of payment in full of the Class I Preferred Dividend (deducting the amount of any Class I Preferred Interim Dividend paid).

8.	Right to demand acquisition with common stock as consideration
(1)	Right to demand acquisition

During the period in which they are able to demand acquisition under (2) below, Class I Preferred Shareholders may demand that the Company acquire the Class I Preferred Stock that they hold. In the event of an acquisition demand, the Company will deliver to the Class I Preferred Shareholders the assets set forth in (3) below in exchange for acquisition of Class I Preferred Stock as demanded by the Class I Preferred Shareholders. However, acquisition demands under this paragraph cannot be made for shares of the Company that are less than one unit.

(2)	Period in which acquisition can be demanded

From the Company’s establishment date to September 30, 2024 (“Acquisition Demand Period”).

(3)	Assets to be delivered in exchange for acquisition

In exchange for acquisition of Class I Preferred Stock, the Company will deliver common stock in a number found by multiplying the number of Class I Preferred Shares for which acquisition is demanded by the Class I Preferred Shareholders by the amount of ¥5,000 divided by 0.46 (however, this will be appropriately adjusted in the event of a stock split, gratis allotment of shares, or reverse stock split, etc. for Class I Preferred Stock) and dividing that amount by the acquisition price set forth in Subparagraphs (4) through (8) below. Any fractions of less than one share of common stock delivered in exchange for Class I Preferred Stock will be handled as set forth in Article 167, paragraph (3) of the Companies Act.

(4)	Initial acquisition price

The initial acquisition price shall be the market value on the day on which the Company is established. The market value on the day of the Company’s establishment shall be the amount (calculated as a yen amount down to the first decimal place and rounded down to the nearest yen) found by dividing an amount equivalent to the average daily closing price of The Michinoku Bank’s common stock for the five consecutive trading days immediately preceding the third Friday of March 2022 (“Initial Acquisition Price Finalization Day”) (including the initial common stock and excluding days on which a closing price (including quotations; “Closing Price” below) for The Michinoku Bank’s common stock on the Tokyo Stock Exchange, Inc. is not calculated) by 0.46. However, the Minimum shall be used Acquisition Price if this calculation results in an acquisition price that is below the Minimum Acquisition Price set forth in (7) below.

(5)	Revision of acquisition price

During the Acquisition Demand Period, from the day following the third Friday of each month (“Finalization Date”) onwards, the acquisition price will be revised to an amount (calculated as a yen amount down to the first decimal place and rounded down to the nearest yen) equivalent to the average daily Closing Price of the Company’s common stock for the five consecutive trading days immediately preceding the Finalization Date (inclusive) (however, excluding days on which there is no Closing Price; if the Finalization Date is not a trading day, the five consecutive trading days immediately preceding the Finalization Date). The Minimum Acquisition Price will be used as the Revised Acquisition Price if this calculation results in a Revised Acquisition Price that is below the Minimum Acquisition Price set forth in (7) below. The Revised Acquisition Price will be adjusted as deemed appropriate by the Board of Directors if an acquisition price adjustment event as set forth in (8) below occurs during the period from the first day of the five consecutive trading days to the Finalization Date (inclusive).

(6)	Maximum acquisition price

There is no maximum acquisition price.

(7)	Minimum acquisition price

Amount of \958 divided by 0.46 (subject to adjustment as set forth in (8) below).

(8)	Adjustment of acquisition price
(a)	The acquisition price (including Minimum Acquisition Price) will be adjusted according to the following formula (the “Acquisition Price Adjustment Formula”) upon the occurrence of any of the events set forth in the following subparagraphs after the issuance of Class I Preferred Stock (“Adjusted Acquisition Price”). Calculations of the Acquisition Price Adjustment Formula will be made in yen to the first decimal place and any fractional amounts rounded down to the nearest yen.
(Adjusted Acquisition Price)

Adjusted Acquisition Price	=	Unadjusted acquisition price	×	Number of shares of common stock issued	+	Number of shares of common stock to be delivered	×	Paid-in amount per share
Market value
Number of issued shares of common stock + number of shares of common stock to be delivered

(i)	If common stock is issued or common stock within treasury stock is disposed at a paid-in amount that is below the market value (defined in (c) below; hereinafter the same) used in the Acquisition Price Adjustment Formula (including gratis allotments) (however, excluding stock with put options, warrants (including instruments attached to warrant bonds: the same in (8) below) and other securities (“Stock with Put Options, etc.”) for which delivery of the Company’s common stock can be demanded, and the acquisition or exercise of stock with call options, warrants with call options, or other securities (“Stock with Call Options, etc.”) that the Company can acquire in exchange for the delivery the Company’s common stock, and common stock is delivered)

The Adjusted Acquisition Price is applied beginning the day following the Pay-In Date (the final day of the pay-in period if a pay-in period is established; hereinafter the same) (the effective date for a gratis allotment), or the day following the day on which rights to receive allotments of solicited shares are granted to shareholders, or the day following that record date of a gratis allotment.

(ii)	Stock split

The increased number of shares of common stock resulting from the split on the record date of the stock split (excluding increases in the number of shares of common stock for common stock within the Company’s treasury stock on the record date) is deemed to have been delivered and applied in the calculation of the Acquisition Price Adjustment Formula, and the Adjusted Acquisition Price is applied beginning the day following the record date.

(iii)	If Stock with Put Options, etc. is issued and allows demands for delivery of the Company’s common stock at a price (defined in (d) below; and the same in this subparagraph (iii), Subparagraphs (iv) and (v) below, and (c)(iv) below) below the market value used in the Acquisition Price Adjustment Formula (including gratis allotments)

In the calculation of the Acquisition Price Adjustment Formula, all Shares with Put Options, etc. are deemed to have been acquired or exercised and common stock delivered at the initial terms and conditions on the Pay-In Date of the Shares with Put Options, etc. (the allotment date for warrants) (the effective date for a gratis allotment) or on the record date, if any, on which rights are granted to shareholders to receive allotment of Shares with Put Options, etc. or gratis allotments, and the Adjusted Acquisition Price applies beginning the day following the Pay-In Date (the allotment date for warrants) (the effective date for a gratis allotment) or the day following the record date.

Notwithstanding the above, if the price is not finalized on the day on which common stock is deemed to have been delivered as set forth above, the Shares with Put Options, etc. are issued at a price finalized on a predetermined subsequent date (“Price Finalization Date”), and the finalized price is below the market value used in the Acquisition Price Adjustment Formula, in the calculation of the Acquisition Price Adjustment Formula, all of the Stock with Put Options, etc. remaining on the Price Finalization Date are deemed to have been acquired or exercised and common stock delivered at the finalized terms and conditions on the Price Finalization Date, and the Adjusted Acquisition Price applies beginning the day following the Price Finalization Date.

(iv)	If Shares with Put Options, etc. issued by the Company include conditions under which the price is revised after the Issue Date (excluding adjustments to prevent dilution similar to Subparagraphs (a) and (b)), and the revised price (“Revised Price”) on the revision date (“Revision Date”) is below the market value used in the Acquisition Price Adjustment Formula

In the calculation of the Acquisition Price Adjustment Formula, all remaining Shares with Put Options, etc. are deemed to have been acquired or exercised at the Revised Price and common stock delivered on the Revision Date, and the Adjusted Acquisition Price applies from the day following the Revision Date.

In the application of the Acquisition Price Adjustment Formula in the circumstances set forth in Items (a) through (c) below, the unadjusted acquisition price is deemed to be the amount found by multiplying the effective acquisition price on the day prior to the date of Adjusted Acquisition Price application by the indicated ratios (the “Adjustment Factor”).

(a)	If there have been no adjustments to the Stock with Put Options, etc. under Subparagraph (iii) or this subparagraph (iv) prior to the Revision Date

The Adjustment Factor is 1.

(b)	If there has been an adjustment to the Stock with Put Options, etc. under Subparagraph (iii) above or this subparagraph (iv) and the acquisition price has been revised pursuant to (5) above during the period between the adjustment and the Revision Date

The Adjustment Factor is 1.

However, in the calculation of the Minimum Acquisition Price, the Adjustment Factor will be the ratio found by dividing the Minimum Acquisition Price immediately prior to adjustment under Paragraph (iii) or this Subparagraph (iv) by the Adjusted Minimum Acquisition Price.

(c)	If there has been an adjustment to the Stock with Put Options, etc. under Subparagraph (iii) above or this subparagraph (iv) prior to the Revision Date but no revision of the acquisition price pursuant to Paragraph 5 during the period from the adjustment to the Revision Date

The Adjustment Factor will be the ratio found by dividing the acquisition price immediately prior to adjustment under Subparagraph (iii) or this subparagraph (iv) by the adjusted acquisition price.

(v)	If common stock is delivered at a price below the market value used in the Acquisition Price Adjustment Formula in exchange for acquisition of Stock with Call Options, etc.

The Adjusted Acquisition Price applies beginning the day following the acquisition date.

However, if the acquisition price of the Stock with Call Options, etc. has already been adjusted under Subparagraph (iii) or Subparagraph (iv) and if, and only if, the fully-diluted number of shares of common stock (defined in (e) below) after delivery of common stock in exchange for acquisition exceeds the number of issued shares of common stock immediately prior to acquisition, the excess number of shares of common stock will be deemed to have been delivered in the calculation of the Acquisition Price Adjustment Formula; if the number of issued shares of common stock immediately prior to acquisition is not exceeded, there will be no adjustment under this subparagraph (v).

(vi)	Reverse stock split

Beginning the effective date of the reverse stock split, the reduced number of shares of common stock resulting from the reverse stock split (excluding the reduced number of shares of common stock within the Company’s treasury stock on the effective date) is presented as a negative and deemed to be the number of delivered shares of common stock for calculation of the Acquisition Price Adjustment Formula, and the resulting Adjusted Acquisition Price applied.

(b)	In addition to the circumstances set forth in (a)(i) through (vi), the acquisition price (including the Minimum Acquisition Price) will be changed as deemed appropriate by the Board of Directors if adjustments are required to the acquisition price (including the Minimum Acquisition Price) as a result of merger, demerger, share swap or share transfer, etc.

(c)
(i)	The “market value” used in the Acquisition Price Adjustment Formula will be the average Closing Price of the Company’s common stock on the five consecutive trading days preceding the date of Adjusted Acquisition Price application (excluding the number of days for which there is no Closing Price). Calculations of the average value will be made to the first decimal place and rounded down to the nearest yen. Adjustments will be made to the Adjusted Acquisition Price in accordance with (8) if an acquisition price adjustment event occurs during the five consecutive trading days above.
(ii)	The “unadjusted acquisition price” used in the Acquisition Price Adjustment Formula is the effective acquisition price on the day prior to date of Adjusted Acquisition Price application.
(iii)	The “number of issued shares of common stock” used in the Acquisition Price Adjustment Formula is the aggregate of the common stock deemed to be the “number of delivered shares of common stock” under (a) and (b) above prior to adjustment of the acquisition price for the number of shares of common stock issued by the Company (excluding the number of shares of common stock in treasury stock) on the record date (not including the number of shares of common stock deemed delivered on the record date under (a)(i) through (iii) above) or on a day one month prior to the date of Adjusted Acquisition Price application if there is no record date and the number of undelivered shares of common stock (beginning the day (inclusive) on which adjustments under (a)(iv)(b) or (c) are applied to a Stock with Put Options, etc., and the number of shares of common stock deemed “number of delivered shares of common stock” as a result of the above adjustments under (a)(iii) or (iv) applied prior to the most recent adjustments under(a)(iv)(b) or (c) to the Stock with Put Options, etc.).
(iv)	The “per share paid-in amount” used in the Acquisition Price Adjustment Formula will, in the circumstances set forth in (a)(i) be the paid-in amount (¥0 for gratis allotment) (appropriate valuation for payments of non-monetary assets); in the circumstances set forth in (a)(ii) and (vi), ¥0; and in the circumstances set forth in (a)(iii) through (v), the price (however, the Revised Price in the case of (iv)).

(d)	The “price” in the circumstances set forth in (a)(iii) through (v) and in (c)(iv) above will be the amount found by deducting the price of non-common stock assets delivered to holders of the Stock with Put Options, etc. or Stock with Call Options, etc. upon acquisition or exercise from the amount paid in upon issue of Stock with Put Options, etc. or Stock with Call Options, etc. (for warrants, the amount to which is added the value of assets invested upon exercise), divided by the number of shares of common stock delivered upon acquisition or exercise.
(e)	In (a)(v) above, “fully-diluted number of shares of common stock” refers to the number of issued shares of common stock on the date of application of Adjusted Acquisition Price minus the number of undelivered shares of common stock included in the number of issued shares of common stock in (c)(iii) above for Stock with Call Options, etc., to which is added the number of shares of common stock delivered as a result of acquisition of Stock with Call Options, etc.
(f)	In (a)(i) through (iii), if a record date is established for the action and the action has as condition precedent a resolution of approval for certain matters in a general meeting of shareholders of the Company convened on or after the record date, the Adjusted Acquisition Price will apply beginning the day following the date of the conclusion of the general meeting of shareholders at which a resolution of approval is adopted, notwithstanding the provisions of (a)(i) through (iii).
(g)	The Acquisition Price will not be adjusted if the difference between the Adjusted Acquisition Price calculated based on the Acquisition Price Adjustment Formula and the Acquisition Price before adjustment remains less than one (1) yen. However, when calculating the acquisition price upon the occurrence of an event requiring adjustment of the acquisition price using the Acquisition Price Adjustment Formula, the unadjusted acquisition price after deduction of the difference will be used in place of the unadjusted acquisition price in the Acquisition Price Adjustment Formula.

(9)	Reasonable measures

The acquisition price in Subparagraphs (4) through (8) above (including the Mandatory Acquisition Price set forth in Paragraph 10(2); the same in this subparagraph (9)) is to be interpreted from the perspectives of preventing dilution and maintaining essential fairness among the holders of different classes of stock, and the Company’s Board of Directors may make appropriate adjustments to the acquisition price or take other reasonably necessary measures if calculation of the acquisition price is difficult or calculation results are unreasonable.

(10)	Place of receipt of acquisition requests

4-5 Marunouchi 1-Chome, Chiyoda-ku, Tokyo

Mitsubishi UFJ Trust and Banking Corporation, Securities Agency Division

(11)	Effectiveness of acquisition demand

Purchase demands shall enter into effect upon the arrival of the documents required for the acquisition demand at the acquisition demand reception location set forth in (10) above.

9.	Provisions for acquisition with cash as consideration
(1)	Provisions for Acquisition in Exchange for Cash

The Company may acquire all or a part of Class I Preferred Stock to the extent possible under applicable laws and regulations upon the arrival of a date to be stipulated separately by the Board of Directors (“Acquisition Date”). However, the Board of Directors may only stipulate the Acquisition Date if, on all of the 30 consecutive trading days prior to the date of the Board of Directors meeting (including the meeting day) the Closing Price of the Company’s common stock is below the Minimum Acquisition Price and the prior approval of the Financial Services Agency is obtained In these circumstances, the Company will deliver the assets set forth in (2) below to Class I Preferred Shareholders in exchange for acquisition of Class I Preferred Stock. In the event of partial acquisition of Class I Preferred Stock, acquisition will be made in proportion to holdings of Class I Preferred Stock. Exercise of rights to demand acquisition set forth in Paragraph 8 (1) is not impeded after the finalization of the Acquisition Date.

(2)	Assets to be delivered in exchange for acquisition

The Company shall deliver a monetary amount found as ¥5,000 divided by 0.46 per share of Class I Preferred Stock (however, this will be appropriately adjusted in the event of a stock split, gratis allotment of shares, or reverse stock split, etc. for Class I Preferred Stock) plus the accrued Class I Preferred Dividend equivalent in exchange for acquisition of Class I Preferred Stock. For the purposes of this subparagraph (2), the words “date of residual asset distribution” and “distribution date” in the calculation of the accrued Class I Preferred Dividend equivalent set forth in Paragraph 6(3) shall both be read “Acquisition Date” for the calculation of the accrued Class I Preferred Dividend equivalent.

10.	Provisions for acquisition with Common Stock as consideration
(1)	Provisions for Acquisition in Exchange for Common Stock

The Company will acquire all Class I Preferred Stock not acquired by the Company by the final day of the Acquisition Demand Period on the day following the final day of the Acquisition Demand Period (“Mandatory Acquisition Date”). In these circumstances, the Company will, in exchange for acquisition of the Class I Preferred Stock, deliver to the Class I Preferred Shareholders common stock in a number found by multiplying the number of Class I Preferred Shares by the amount of ¥5,000 divided by 0.46 (however, this will be appropriately adjusted in the event of a stock split, gratis allotment of shares, or reverse stock split, etc. for Class I Preferred Stock) and dividing that amount by the market value of common stock set forth in (2) below (“Mandatory Acquisition Price”). Any fractional amounts of less than one share of common stock to be delivered in exchange for acquisition Class I Preferred Stock shall be treated as set forth in Article 234 of the Companies Act.

(2)	Mandatory Acquisition Price

The Mandatory Acquisition Price will be an amount equivalent to the average daily Closing Price (excluding dates on which no Closing Price is calculated) of the Company’s common stock for 30 consecutive trading days beginning on the 45th consecutive trading day prior to the Mandatory Acquisition Date (calculated as a yen amount down to the first decimal place and rounded down to the nearest yen). If this calculation results in a Mandatory Acquisition Price that is below the Minimum Acquisition Price, the Mandatory Acquisition Price will be the Minimum Acquisition Price.

11.	Stock split, reverse split and gratis allotment

(1)	Split or reverse split

When executing a stock split or reverse split, the Company shall execute at the same time and the same ratio for both common stock and Class I Preferred Stock.

(2)	Gratis allotment of shares

When performing a gratis allotment of shares, the Company shall perform the gratis allotment of the relevant class of stock at the same time and the same ratio for both common stock and Class I Preferred Stock.

12.	Amendment, etc. of laws and regulations

The Board of Directors of the Company shall take reasonably necessary measures when substitution of wording or other measures for these Terms and Conditions are required as a result of amendments of relevant laws and regulations, etc.

13.	Other

All of the paragraphs above are conditional upon the effectiveness of Licenses and Permits etc. under various laws and regulations.

End of document

3	Appropriateness of Stipulations concerning the Matters Listed in Article 773, Paragraph (1), Item (v) and (vi) of the Companies Act
1.	Matters related to Stock in the Joint Holding Company delivered by the Joint Holding Company to the shareholders of Both Banks in conjunction with the Share Transfer, and allotment of shares in the Joint Holding Company

In establishing the Joint Holding Company resulting from the Share Transfer, the Two Banks have determined as follows with respect to the allotment ratios of common stock in the Joint Holding Company to be delivered to the respective shareholders of the Two Banks (the “Share Transfer Ratio”).

(1)	Details of allotment in the Share Transfer (share transfer ratio)
Company Name	The Michinoku Bank, Ltd.	The Aomori Bank
Share Transfer Ratio (Common Stock)	0.46	1
Share Transfer Ratio (Class A Preferred Stock)	0.46	―

(Note 1) Share allotment ratio

0.46 shares of common stock of the Joint Holding Company will be allotted and delivered for each share of common stock of the Bank and one share of common stock of the Joint Holding Company will be allotted and delivered for each share of common stock of Aomori Bank. 0.46 shares of Class I Preferred Stock of the Joint Holding Company will also be allotted and delivered for each share of Class A Preferred Stock of the Bank. The number of shares constituting one unit of shares of the Joint Holding Company is planned to be 100 shares.

If as a result of the Share Transfer the number of shares of common stock to be delivered to the shareholders of the Banks is less than one whole share, such shareholder will be paid an amount corresponding to such fraction of a whole share, in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations.

The above share transfer ratio may be amended upon discussion by the Banks if there is an event that has a material adverse effect on the finances or management of the Bank or Aomori Bank, or the existence of such a fact is discovered, etc. during the period after the Business Integration Agreement is executed until the Effective Date of the Share Transfer.

(Note 2) Number of new shares delivered by the Joint Holding Company (Planned)

Shares of common stock: 28,659,974

The above number was calculated based on the total number of issued shares of the Bank as of September 30, 2021 (18,135,395 shares) and the total number of issued shares of Aomori Bank as of September 30, 2021 (20,512,161 shares); provided, however, that because the treasury shares respectively held by the Bank and Aomori Bank (however, excluding the treasury shares held as trust assets in the respective trust accounts of the Bank’s Board Benefit Trust and the Aomori Bank Board Incentive Plan; same hereinafter) are all scheduled to be cancelled no later than the time immediately preceding the time when the Joint Holding Company acquires all of the issued shares of the Banks (the “Record Time”), the treasury shares of the Bank as of September 30, 2021 (141,297 shares) and the treasury shares of Aomori Bank as of September 30, 2021 (129,472 shares) will not be subject to the delivery of new shares. If a shareholder of the Bank or Aomori Bank exercises its right to request purchase of shares, etc., there will be a change in the number of new shares delivered by the Joint Holding Company if there has been a change in the number of treasury shares of the Banks as of September 30, 2021 by the Record Time.

Shares of I Preferred Stock: 1,840,000 shares

The above number was calculated based on the total number of issued shares of class A Preferred stock of the Bank as of September 30, 2021 (4,000,000 shares).

(Note 3) Handling of shares less than one unit

Shareholders of the Banks who receive allotment of common stock of the Joint Holding Company constituting less than one unit (100 shares of stock) (“Shares Less than One Unit”) will not be able to sell the Shares Less than One Unit that they hold on the TSE or other financial instruments exchanges. Shareholders who come to hold such Shares Less than One Unit can request the Joint Holding Company to purchase Shares Less than One Unit that they hold, pursuant to Article 192(1) of the Companies Act. Pursuant to Article 194(1) of the Companies Act and the provisions of the articles of incorporation of the Joint Holding Company, they can also request the Joint Holding Company to sell them shares in a number as to constitute one unit when combined with the Shares Less than One Unit that they hold.

2.	Basis of Calculation, etc. of the Details of the Allotment Regarding the Share Transfer
(1)	Basis and reasons for details of allotment

Pursuant to the Basic Agreement, the Banks established an Integration Planning Committee and moved forward with discussion and examination in order to establish the Joint Holding Company by means of a joint share transfer and carry out business integration targeted for April 1, 2022.

As stated below in “(4) Measures to ensure fairness,” in order to ensure the fairness of consideration for the Share Transfer and fairness of other terms of the Share Transfer, the Bank respectively appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as it’s third-party calculation agent and Mori Hamada & Matsumoto as its legal advisor and began examination of the Share Transfer. As a result of careful discussion and consideration, referring to the share transfer ratio valuation report received from its third-party calculation agent, Mizuho Securities, on November 11, 2021 and advice from Mori Hamada & Matsumoto, and based on the results of due diligence on Aomori Bank conducted by the Bank, etc., the Bank concluded that it is reasonable to carry out the Share Transfer using the share transfer ratio stated above in “2.(3) Details of allotment in the Share Transfer (share transfer ratio).”

On the other hand, as stated below in “(4) Measures to ensure fairness,” in order to ensure the fairness of consideration for the Share Transfer and fairness of other terms of the Share Transfer, Aomori Bank respectively appointed Daiwa Securities Co., Ltd. (“Daiwa Securities”) as it’s third-party calculation agent and Nagashima Ohno & Tsunematsu as its legal advisor and began examination of the Share Transfer. As a result of careful discussion and consideration, referring to the share transfer ratio valuation report received from its third-party calculation agent, Daiwa Securities, on November 11, 2021 and advice from its legal advisor Nagashima Ohno & Tsunematsu, and based on the results of due diligence on the Bank conducted by Aomori Bank, etc., Aomori Bank concluded that it is reasonable to carry out the Share Transfer using the share transfer ratio stated above in “2.(3) Details of allotment in the Share Transfer (share transfer ratio).” With respect to Class A Preferred Stock issued by the Bank, because there is no market value like for the Bank’s common stock, taking into consideration the share transfer ratio for common stock, the Banks decided that 0.46 shares of I Preferred Stock of the Joint Holding Company will be allotted and delivered for each share of Class A Preferred Stock, and on that basis, determines that the details of the Class I Preferred Stock newly issued, allotted, and delivered by the Joint Holding Company would be such that the economic value of one share of Class A Preferred Stock, and the economic value of 0.46 shares of preferred stock newly issued by the Joint Holding Company would be substantially equal, in accordance with the provisions of the Class A Preferred Stock issuing guidelines.

As a result of repeated careful negotiations and discussions between the Banks regarding the share transfer ratio referring to the results of calculations and analysis by the third-party calculation agents and advice from their legal advisors, based on the results of due diligence, etc., which the Banks respectively conducted on the other party, comprehensively taking into account factors including the Banks’ finances, assets, and future prospects, the Banks ultimately came to the conclusion that the share transfer ratio stated above in “2.(3) Details of allotment in the Share Transfer (share transfer ratio)” is reasonable, and set the share transfer ratio in the Share Transfer at the meetings of the board of directors of the Banks held on November 12, 2021 and reached an agreement.

(2)	Matters regarding calculation
(i)	Names of calculation agents and their relationship with the Banks the Bank’s financial advisor (third-party calculation agent), Mizuho Securities, is a calculation agent independent from the Bank and Aomori Bank, does not fall under the definition of an affiliated party of the Bank or Aomori Bank, and although Mizuho Bank, Ltd. (“Mizuho Bank”), which is a Mizuho Group company, is a shareholder of the Bank and Aomori Bank, it does not have a material interest in terms of a conflict of interest with the Bank or Aomori Bank in relation to the Share Transfer. As confirmed by the Bank, according to Mizuho Securities, Mizuho Securities and Mizuho Bank have established and implemented appropriate ethical walls between them in accordance with the applicable laws and regulations, Article 36(2) of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) and Article 70-4 of the Cabinet Office Order on Financial Instruments Business, and Mizuho Securities has conducted calculation of the share transfer ratio to be used in the Share Transfer from a position independent from Mizuho Bank’s status as a shareholder. Based on facts such as that appropriate preventive measures against adverse effects have been put in place between Mizuho Securities and Mizuho Bank, the independence of Mizuho Securities as a third-party calculation agent has been ensured because the Bank and Mizuho Securities conduct transactions with similar transaction terms and conditions as general business partners, and Mizuho Securities has a track record as a third-party calculation agent in similar deals in the past, the Bank appointed Mizuho Securities as a third-party calculation agent independent from the Bank and Aomori Bank. Aomori Bank’s financial advisor (third-party calculation agent), Daiwa Securities, is also a calculation agent that is independent from the Bank and Aomori Bank, does not fall under the definition of an affiliated party of the Bank or Aomori Bank, and does not have a material interest regarding the Share Transfer that must be stated.

(ii)	Overview of calculations

Mizuho Securities calculated the share transfer ratio using a market value analysis because the Banks are listed on the First Section of the TSE and there is a market share value, using a comparable company analysis because there are multiple similar listed companies comparable to both of the Banks making it possible to infer the share value by comparing similar companies, and using a dividend discount model analysis (“DDM Analysis”) which is widely used in valuations of financial institutions utilizing a share value analysis conducted by discounting the current value with the cash flows attributable to shareholders after taking into account necessary internal reserves, etc. necessary to maintain a certain capital structure as the cost of capital in order to reflect the valuation of future business activities. The results of calculations using each methodology are as stated below. The calculation ranges of the following share transfer ratios state the number of shares of common stock of the Joint Holding Company allotted for each share of common stock of Aomori Bank in the event that one share of common stock of the Joint Holding Company is allotted for each share of common stock of the Bank.

	Analysis	Share Transfer Ratio Calculation Range
1	Market value analysis	0.42–0.45
2	Comparable company analysis	0.44–1.02
3	DDM Analysis	0.34–0.97

The market value analysis used November 11, 2021 when the share transfer ratio valuation report was prepared (the “Record Date”) as its basis, and calculations were carried out based on the closing share price on the record date and the average closing share prices for the one month period, three month period, and the six month period until the record date.

When calculating the share transfer ratio, Mizuho Securities used information provided by the Banks and publicly disclosed information, assumed that such materials and information, etc. are all accurate and complete, and did not independently verify the accuracy and completeness thereof. Mizuho Securities has not independently evaluated, appraised, or assessed the assets or liabilities (including contingent liabilities) of the Banks or their related companies, including analysis and evaluation of individual assets and liabilities, and has not retained a third-party agent to do so. Mizuho Securities’ calculation of the share transfer ratio reflects information and economic conditions until November 11, 2021, and the financial forecasts (including profit plans and other information) of the Banks are assumed to have been reasonably prepared by the management of the Banks based on the best forecasts and judgment available at the time. The future profit plans of the Banks which were used by Mizuho Securities as the basis of its calculations in the DDM Analysis do not foresee any large increase or decrease in revenue.

Daiwa Securities calculated the share transfer ratio using a market value analysis because the Banks are listed on the First Section of the TSE and there is a market share value and using a dividend discount model analysis (“DDM Analysis”) which is widely used in valuations of financial institutions utilizing a share value analysis conducted by discounting the current value with the profits attributable to shareholders after taking into account necessary internal reserves, etc. necessary to maintain a certain capital structure as the cost of capital in order to reflect the valuation of future business activities. The results of calculations using each methodology are as stated below. The calculation ranges of the following share transfer ratios state the number of shares of common stock of the Joint Holding Company allotted for each share of common stock of the Bank in the event that one share of common stock of the Joint Holding Company is allotted for each share of common stock of Aomori Bank.

	Analysis	Share Transfer Ratio Calculation Range
1	Market value analysis	0.42–0.45
2	DDM Analysis	0.45–0.59

The market value analysis used November 11, 2021 as the record date when the share transfer ratio valuation report was prepared as its basis, and calculations were carried out based on the closing share price on the record date and the average closing share prices for the one week period, one month period, three month period, and six month period until the record date.

When calculating the share transfer ratio, Daiwa Securities in principle used materials and information provided by the Banks and information, etc. generally disclosed to the public as-is, assumed that all materials and information, etc. used for analysis and examination are all accurate and complete, and did not independently verify the accuracy and completeness thereof, nor does it bear an obligation to do so. Daiwa Securities has not independently evaluated, appraised, or assessed all of the assets or liabilities (including, without limitation, financial derivative products, off-the-book assets and liabilities, and any other contingent liabilities) of the Banks and their related companies (meaning “related company” as defined in Article 8(8) of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements; same hereinafter), including analysis and evaluation of individual assets and liabilities, nor has it retained a third-party agent to conduct evaluation, appraisal, or assessment. Daiwa Securities has assumed that the respective business reports, financial forecasts and other forward-looking information provided by the Banks were prepared by the respective management of the Banks in accordance with reasonable and appropriate procedures based on the best forecasts and judgment available at the time, and with the consent of Aomori Bank has relied on the business plans, financial forecasts and other forward looking information of Aomori Bank and the Bank without independently verifying the accuracy, reasonableness, or feasibility thereof. The future financial projections of the Banks that form the basis of calculations do not anticipate a major increase or decrease in revenue. Daiwa Securities’ calculations assume the financial, economic, market, and other conditions as of November 11, 2021.

(3)	Handling regarding listing application for the Joint Holding Company

The Banks plan to apply for the newly established Joint Holding Company to be newly listed on the TSE. Listing on the First Section of the TSE is planned for April 1, 2022, but when the scheduled change of the TSE’s market classification takes place on April 4, 2022, we will aim to change the market listing to the Prime Market.

Because the Banks will become wholly owned subsidiaries of the Joint Holding Company due to the Share Transfer, we plan to delist them from the TSE on March 30, 2022, prior to the listing of the Joint Holding Company.

The listing date of the Joint Holding Company and the delisting date of the Banks will be determined in accordance with the TSE’s rules.

(4)	Measures to ensure fairness

The Bank has taken the following measures to ensure the fairness of the Share Transfer.

(i)	Acquisition of a share transfer ratio valuation report, etc. from an independent third-party calculation agent

As stated above in “2.(1) Basis and reasons for details of allotment, in order to ensure the fairness of the Share Transfer,” the Bank appointed Mizuho Securities as a third-party calculation agent, and Mizuho Securities carried out financial analysis and calculation of the share transfer ratio in the Share Transfer to be used in negotiation and discussion of the share transfer ratio. the Bank carried out negotiations and discussions with Aomori Bank while referring to the analysis and advice of Mizuho Securities, its third-party calculation agent, and resolved at its meeting of the board of directors held on November 12, 2021 to carry out the Share Transfer using the share transfer ratio stated above in “1.(1) Details of allotment in the Share Transfer (share transfer ratio).”

The Bank also obtained from Mizuho Securities a written opinion (a fairness opinion) dated November 11, 2021 to the effect that the share transfer ratio in the Share Transfer is reasonable for the Bank’s shareholders, from a financial perspective. Please see Annex 2 “Assumptions, etc. of Mizuho Securities’ Fairness Opinion” with respect to the assumptions and disclaimers regarding Mizuho Securities’ analysis of the share transfer ratio and written opinion.

(ii)	Advice from an independent law firm

In order to ensure the fairness and appropriateness of the decision-making of the board of directors, the Bank received legal advice from Mori Hamada & Matsumoto, a legal advisor independent from the Banks, regarding the Bank’s decision-making methods, process, and other procedures for the Share Transfer.

On the other hand, Aomori Bank has taken the following measures to ensure the fairness of the Share Transfer.

(i)	Acquisition of a Share Transfer Ratio Calculation Statement, etc. from an independent third-party appraiser

As stated above in “3.(1) Basis and reasons for details of allotment, in order to ensure the fairness of the Share Transfer,” Aomori Bank appointed Daiwa Securities as a third-party calculation agent, and obtained a share transfer ratio valuation report to form the basis of agreement on the share transfer ratio used in the Share Transfer. Aomori Bank carried out negotiations and discussions with the Bank while referring to the analysis and advice of Daiwa Securities, its third-party calculation agent, and resolved at its meeting of the board of directors held on November 12, 2021 to carry out the Share Transfer using the share transfer ratio stated above in “1.(1) Details of allotment in the Share Transfer (share transfer ratio).”

Aomori Bank also obtained from Daiwa Securities a written opinion (a fairness opinion) dated November 11, 2021 to the effect that the share transfer ratio in the Share Transfer is reasonable for Aomori Bank’s shareholders, from a financial perspective. Please see Annex 3 “Assumptions, etc. of Daiwa Securities’ Fairness Opinion” with respect to the assumptions and disclaimers regarding Daiwa Securities’ analysis of the share transfer ratio and written opinion.

(ii)	Advice from an independent law firm

In order to ensure the fairness and appropriateness of the decision making of the board of directors, Aomori Bank received legal advice from Nagashima Ohno & Tsunematsu, a legal advisor independent from the Banks, regarding Aomori Bank’s decision-making methods, process, and other procedures for the Share Transfer.

(5)	Measures to avoid conflicts of interest

No special measures have been put in place because there is no particular conflict of interest between the Bank and Aomori Bank in the Share Transfer.

3.	Matters concerning the capital and reserves of the Joint Holding Company

In the establishment of the Joint Holding Company resulting from the Share Transfer, the Bank and The Aomori Bank have determined the following capital and reserves for the Joint Holding Company.

(1)      Amount of capital               ¥20 billion

(2)      Amount of capital reserve ¥5 billion

(3)      Amount of retained earnings reserve   0 yen

The Bank and The Aomori Bank consulted on the capital and reserves after comprehensively studying and accounting for the size of the Joint Holding Company and other circumstances, and determined capital and reserves within the scope provided for in Article 52 of the Regulations on Company Accounting.

Annex 2

Assumptions, etc. of Mizuho Securities’ Fairness Opinion

On November 11, 2021, Mizuho Securities submitted an opinion paper (the “Document”) stating that the share transfer ratio agreed by The Aomori Bank and The Michinoku Bank (the “Share Transfer Ratio”) was appropriate from a financial perspective for The Michinoku Bank’s Common Shareholders. Below are the assumptions underlying the submission.

In expressing the opinion found in the Document, Mizuho Securities has assumed that all of the publicly-available information studied by Mizuho Securities, all of the information provided by the Banks to Mizuho Securities, and all of the financial and other information discussed by Mizuho Securities and the Banks and serving as the essential basis for the analyses in the Document (the “Deal Information”) are accurate and complete. Mizuho Securities did not independently verify the accuracy or completeness of the Deal Information, nor does it have any duty to perform independent verification. Therefore, the conclusions expressed in the Document may differ if there were material errors in the Deal Information, or if the facts or circumstances disclosed at the time the Document was delivered subsequently change (including the later discovery of facts that were latent at the time the Document was delivered). Mizuho Securities assumes that the management team of The Michinoku Bank does not recognize any incompleteness or any facts that would invite misunderstanding in the financial and other information submitted by the Banks to Mizuho Securities or discussed by Mizuho Securities and The Michinoku Bank.

Mizuho Securities assumes that the financial forecasts and other information regarding the future provided to it (including forecasts of future profits and expenses, potential for cost savings, and the Banks’ business plans) are based on the best forecasts and decisions available at the current point in time regarding the future performance and financial positions of the Banks and their affiliated companies and were prepared and presented reasonably by the Banks’ management teams. Mizuho Securities relied on these financial forecasts and business plans without independently verifying their feasibility, and expresses no view on the analyses and forecasts discussed in the Document or the assumptions on which they are based. Mizuho Securities does not recognize the synergy effects for the Two Banks resulting from the Share Transfer as matters that can be quantitatively evaluated for the potential to have a material impact on the opinions expressed at the time the Document was delivered and has not included them in the investigations in the Document.

With the consent of The Michinoku Bank, Mizuho Securities used assumptions it deemed to be reasonable and appropriate in lieu of information requested by Mizuho Securities in the preparation of the Document that was not provided or disclosed by the Banks, or that was provided or disclosed but its impact on the stock values of the Banks was uncertain at the current point in time, or that could not be used as a basis for valuation by Mizuho Securities by any other method. Valuation results may differ if it becomes clear that the assumptions of Mizuho Securities are at variance from facts on material points.

Under the Corporation Tax Act of Japan, the Share Transfer is a non-taxed transaction for Both Banks, and it is therefore assumed that other taxation relationships with respect to the Share Transfer will not impact the Share Transfer Ratio. Additionally, Mizuho Securities assumes, without independently verifying, that the Share Transfer will be completed in a timely manner, that all important government, regulator authority, and other consents and approvals (irrespective of whether required under laws and regulations or required under contracts) required for completion of the Share Transfer can be obtained without adverse impact on the Two Banks or the profits expected from the Share Transfer, that these consents and approvals will not impact the Share Transfer Ratio, and that there is not or will not be any impact on future results other than as disclosed by the Banks in the event of orders, measures, or other dispositions imposed on the Banks by regulators or others. Mizuho Securities is not an expert in law, regulation, or taxation and relied on evaluations performed by the Banks’ outside experts for these matters.

Mizuho Securities did not perform independent valuations or assessments of the assets, liabilities (including derivatives trades, off-balance-sheet assets and liabilities, and other contingent obligations) or reserves of the Banks or their affiliated companies, did not analyze the appropriateness of the accounting treatment or tax treatment of the evaluation or the appropriateness of accounting treatment or tax treatment, and did not independently receive or request valuations, assessments, or analyses of affiliated companies in any form from third parties. Mizuho Securities incurs no duty to assess the assets or facilities of the Banks or their affiliated companies, and does not evaluate the shareholders’ equity or ability to pay of the Banks or their affiliated companies under laws related to bankruptcy and insolvency, etc.

It is assumed that neither the Banks nor their affiliated companies have executed or decided to execute contracts, agreements, or any other documents with a material impact on the Share Transfer Ratio and will not execute or decide to execute any such documents in the future, and that the execution of the Share Transfer will not violate any important agreements to which the Banks or their affiliated companies are party or that are binding on them, and will not engender rights to cancel important agreements, or rights to declare non-performance or seek relief measures under agreements. Other than as disclosed in the information for this deal, Mizuho Securities assumes that, except as otherwise disclosed in the Deal Information, the Banks and their affiliated companies have no lawsuits or disputes, other contingent obligations, or off-book obligations related to the environment, tax or intellectual property rights etc., and that the value of insurance currently enrolled in for the business of the Banks is sufficient for the operation of their businesses.

On November 11, 2021, Mizuho Securities submitted a written opinion to the effect that the share transfer ratio agreed between Aomori Bank and Michinoku Bank (the “Share Transfer Ratio”) is reasonable for Michinoku Bank’s shareholders from a financial perspective (the “Opinion”). The Opinion is based on the following assumptions.

When expressing its opinion in the Opinion, Mizuho Securities relied on the fact, and assumed, that all publicly disclosed information that was examined by Mizuho Securities and all information provided to Mizuho Securities by each bank, or financial and other information that Mizuho Securities discussed with each bank, that was substantially the basis for the analysis in the Opinion (the “Information”) is accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of the Information, nor does it bear an obligation for independently verifying it. Therefore, the conclusions expressed in the Opinion may differ in the event that there is a material error in the Information, if there are undisclosed facts or circumstances at the time that the Opinion was delivered, or facts or circumstances arise after the Opinion is delivered (including latent facts at the time that the Opinion was delivered that became apparent thereafter). Mizuho Securities has assumed that the management of Michinoku Bank is not in any way aware of facts which would cause the information provided to Mizuho Securities by each bank or financial or other information that Mizuho Securities discussed with Michinoku Bank to be incomplete or misleading.

The financial forecasts and other forward-looking information (including expected future revenue and expenses, cost reduction outlooks, and the business plans of both banks) received by Mizuho Securities are assumed to have been reasonably prepared and created by the management of each bank based on the best forecasts and judgment currently obtainable regarding the operating results and financial condition of each bank and each bank’s related companies. Mizuho Securities has relied on such financial forecasts and business plans without independently verifying the feasibility thereof and expresses no opinion whatsoever regarding any analysis or forecast referred to in the Opinion, or any assumption based thereon. With respect to the synergies for the Banks from the Share Transfer, Mizuho Securities is not aware of any matter that can be quantitively assessed that may have a material effect on the opinions expressed at the time that the Opinion was submitted, and they are not incorporated in the examination in the Opinion.

When preparing the Opinion, with the consent of Michinoku Bank, Mizuho Securities has used assumptions it believes to be reasonable and appropriate with respect to information requested by Mizuho Securities that was not provided or disclosed by each bank, that was provided or disclosed, but has an undetermined effect on the share value of each bank, or was not able to be used as a basis for assessment by Mizuho Securities even by some other method. The results of assessment may differ if it becomes apparent that such assumptions by Mizuho Securities differ from the facts in a material respect.

Mizuho Securities has assumed that the Share Transfer is a non-taxable transaction for the Banks under Japan’s Corporation Tax Act and that other tax-related matters in relation to the Share Transfer do not affect the Share Transfer Ratio. Without conducting independent verification, Mizuho Securities has assumed that the Share Transfer will be completed in a timely manner, that all material government or regulatory or other authority consents and approvals (irrespective of whether pursuant to laws, regulations, or agreements) necessary to complete the Share Transfer can be obtained without having any adverse effect whatsoever on the Banks or the benefits expected from the Share Transfer, that the content of such consents and approvals has no effect on the Share Transfer Ratio, and that, other than those disclosed by each bank, if either bank has an order, measure, or other disposition issued or imposed by a regulatory or other authority, it currently has no effect, or will have no effect in the future, on each bank’s future results. Mizuho Securities is not a legal, regulatory, or tax expert, and has relied on the assessments conducted by the Banks’ outside experts with respect to such matters.

Mizuho Securities has not independently assessed or appraised the assets and liabilities (including derivatives transactions, off-the-book assets and liabilities, and other contingent liabilities) or allowances of each bank or their related companies, has not conducted analysis of the reasonableness of the accounting or tax evaluation amount or the appropriateness of accounting treatment or tax treatment, and has not independently had a third party, or requested a third party, to provide any assessment, appraisal, or analysis whatsoever. Mizuho Securities bears no obligation to inspect the property or facilities of each of the banks or their related companies, and has not carried out assessment of the shareholder capital or payment capacity of each bank or their related companies based on laws regarding insolvency, bankruptcy, etc.

Mizuho Securities has assumed that neither bank, nor their related companies, have in the past entered into or will not in the future enter into, any contract, agreement, or other instrument whatsoever that would have a material effect on the Share Transfer Ratio, that they have not made or will not in the future made, a decision to do so, and that that implementing the Share Transfer will not in future constitute a breach of such a material agreement binding upon either bank or their related companies as parties and will not give rise to a right to cancel such material agreement or right to declare default or seek remedy under such agreement. Other than disclosures in the Information, Mizuho Securities has assumed that there are no contingent liabilities relating to litigation, dispute, or the like, or off-the-book liabilities relating to tax or intellectual property rights, etc., all of which involve each bank or their related companies, and that the amount of insurance coverage is sufficient for the business operations relating to the business of each bank.

The Opinion assumes financial, economic, market, and other circumstances that exist and can be assessed as of the date of the Opinion, and relies on information that Mizuho Securities has obtained as of the date of the Opinion. With respect to information that Mizuho Securities has obtained as of the date of the Opinion and facts potentially included in such information, information and facts for which the effect on the share value of each bank is not necessarily apparent as of the date of the Opinion have been excluded from the scope of examination. Mizuho Securities has also assumed that there are no technical innovations or other phenomena that may have a significant effect on the business or financial, etc. outlook currently anticipated by each bank. Therefore, if there is a change in or effect on the facts that are basis of the assumptions of the examination in the Opinion on or after the date of the Opinion, or it becomes apparent that there is an effect on the share value due to the discovery of a potential fact as discussed above, etc., it may have an effect on Mizuho Securities’ opinion. However, Mizuho Securities will bear no responsibility whatsoever to amend, renew, supplement, or reconfirm the Opinion.

Mizuho Securities plans to receive a fee (including a success fee conditioned on completion of the Share Transfer) as consideration for services as Michinoku Bank’s financial advisor in relation to the Share Transfer. Mizuho Securities and its related companies have in the past received fees from the Banks and their related companies as consideration for the provision of services relating to financial advice and financing, etc. Michinoku Bank agrees to indemnify Mizuho Securities for certain obligations incurred by Mizuho Securities due to its involvement, including those in relation to the submission of the Opinion. In the course of ordinary business or in connection with the Share Transfer, Mizuho Securities and the banks in the Mizuho Financial Group of which Mizuho Securities is a member may underwrite, hold, or sell on their own account or customer accounts all types of financial products, including certain shares, bonds, and other financial instruments issued by either of the Banks or their related companies, and may from time-to-time hold positions in such financial instruments and may carry out derivatives transactions regarding either of the Banks, their related companies, or all types of financial instruments issued by such companies. Mizuho Securities and the banks in the Mizuho Financial Group of which Mizuho Securities is a member may have a loan or other business relationship with either of the Banks or their related companies in the ordinary course of business or in connection with the Share Transfer, and may receive consideration for such acts.

Mizuho Securities, as a Michinoku Bank’s third-party calculation agent, is a calculation agent that is independent from the Banks, and does not fall under the definition of an affiliated party of the Banks. While Mizuho Bank which is a group company of Mizuho Securities is a shareholder of the Banks, Mizuho Securities and Mizuho Bank have established and implemented appropriate compliance systems for controlling conflict of interests such as fire-walls between them in accordance with the applicable laws and regulations under Article 36(2) of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) and Article 70-4 of the Cabinet Office Order on Financial Instruments Business, and Mizuho Securities has conducted calculation of the Share Transfer Ratio from a position independent from Mizuho Bank’s status as a shareholder.

Mizuho Securities was not requested to submit an opinion regarding Michinoku Bank’s management decision-making on which proceeding with, or implementing, the Share Transfer are based, and Mizuho Securities’ opinion does not address such matters in any respect whatsoever. The Share Transfer Ratio was determined through negotiations between the Banks and approved by Michinoku Bank’s board of directors, and Mizuho Securities’ opinion was just one of many factors considered when Michinoku Bank examined the Share Transfer. Therefore, it cannot be viewed as a deciding factor for the board of directors of Michinoku Bank with respect to the Share Transfer and the Share Transfer Ratio. Mizuho Securities was not requested to submit nor express, an opinion regarding transactions other than the Share Transfer or the relative merits of the Share Transfer and other transactions. Mizuho Securities does not bear an obligation to Michinoku Bank or Michinoku Bank’s board of directors to solicit the interest of third parties regarding the Share Transfer, and has not conducted such solicitation.

Mizuho Securities’ opinion is limited to whether the Share Transfer Ratio is reasonable for the common shareholders of Michinoku Bank from a financial perspective as of the date of the Opinion, and does not express an opinion regarding the reasonableness of the Share Transfer Ratio for other classes of security holders, creditors, or other related parties of Michinoku Bank. The Opinion does not express an opinion regarding how common shareholders of Michinoku Bank should exercise their voting rights or otherwise act in relation to the Share Transfer either. Mizuho Securities has not expressed an opinion regarding the various terms and conditions of the Share Transfer (excluding the Share Transfer Ratio), including the form or structure, etc. of the Share Transfer, and has not expressed an opinion regarding the amount or nature of remuneration, or reasonableness of such remuneration, to any director, executive officer, employee, or party equivalent thereto of the Banks, in connection with the Share Transfer.

Annex 3

Assumptions, etc. of Daiwa Securities’ Fairness Opinion

When submitting a written opinion to the effect that the Share Transfer Ratio is fair for common shareholders of Aomori Bank from a financial perspective (the “Fairness Opinion”), Daiwa Securities conducted analysis and examination of the Share Transfer Ratio, but in principle used materials and information provided by Aomori Bank and Michinoku Bank, and information generally disclosed to the public, as is in such analysis and examination, assumed that all materials and information used for analysis and examination were accurate and complete, did not independently verify the accuracy or completeness of such materials and information, and does not bear an obligation to do so. Daiwa Securities has assumed that the management of Aomori Bank is not in any way aware of facts which would cause the information provided to Daiwa Securities by each bank or financial or other information that Daiwa Securities discussed with Aomori Bank to be incomplete or misleading. Daiwa Securities has not independently evaluated, appraised, or assessed all of the assets or liabilities (including, without limitation, financial derivative products, off-the-book assets and liabilities, and any other contingent liabilities) of Aomori Bank, Michinoku Bank, and their related companies, including analysis and evaluation of individual assets and liabilities, nor has it retained a third-party agent to conduct evaluation, appraisal, or assessment. With respect to facts regarding Aomori Bank, Michinoku Bank, and their related companies that may have an effect on the opinion stated in the Fairness Opinion (including contingent liabilities and litigation, etc.), Daiwa Securities has assumed that there are no facts that have not been disclosed to it, now or in the future. Daiwa Securities has not conducted any assessment whatsoever regarding the payment capacity or credit standing of Aomori Bank, Michinoku Bank, or their related companies under any applicable laws or regulations regarding bankruptcy, inability to pay debts, or similar matters. Daiwa Securities has not conducted an on-site inspection of any property or facility of Aomori Bank, Michinoku Bank, or their related companies, and does not bear an obligation to do so. Aomori Bank’s legal, accounting, and tax advisors have respectively conducted due diligence on Michinoku Bank regarding the matters, and in the scope, agreed in advance with Aomori Bank, and Daiwa Securities has not independently verified the subject matter or scope of such due diligence, nor does it bear an obligation to do so.

When providing the opinion stated in the Fairness Opinion, Daiwa Securities assumed that the business plans, financial forecasts, and other forward-looking information of Aomori Bank and Michinoku Bank was prepared by the respective management of Aomori Bank and Michinoku Bank based on the best forecasts and judgment at the time, using reasonable and appropriate procedures, and with the consent of Aomori Bank, Daiwa Securities has relied on such information without independently verifying it. Daiwa Securities has assumed that all of the assumptions in the preparation of such business reports and financial forecasts, including Michinoku Bank’s Class A Preferred Stock repayment plan, are accurate and feasible, has not independently verified the accuracy and feasibility thereof, and does not bear an obligation to do so.

Daiwa Securities has assumed that the Share Transfer Plan without any changes from the draft share transfer plan pertaining to the Share Transfer examined by Daiwa Securities (the “Draft Share Transfer Plan”) that may affect the Share Transfer Ratio will be legally and effectively approved by the general meetings of shareholders of Aomori Bank and Michinoku Bank and that the Business Integration Agreement with substantially the same content as the draft business integration agreement pertaining to the Share Transfer examined by Daiwa Securities (the “Draft Business Integration Agreement”) will be legally and effectively executed between Aomori Bank and Michinoku Bank, that the Share Transfer will be implemented legally and effectively in accordance with the terms and conditions stated in the Share Transfer Plan and the Business Integration Agreement, and that the Share Transfer will be completed in accordance with the terms and conditions of the Share Transfer Plan and the Business Integration Agreement without waiver, revision, or amendment of the material terms and conditions or agreed matters stated in the Share Transfer Plan and the Business Integration Agreement. Daiwa Securities has assumed that the Share Transfer will be executed legally and effectively, that the tax effect of the Share Transfer is achieved without any deviation from the anticipated effect presented by the Banks, that all government, regulatory authority, and other consents or approvals necessary to implement the Share Transfer will be acquired without any prejudice whatsoever to the expected benefits of the Share Transfer, and Daiwa Securities bears no obligation to independently investigate these matters. Aomori Bank has not requested Daiwa Securities to examine the decision making relating to implementation of the Share Transfer or to a carry out a comparative assessment of the Share Transfer and other strategic options, and Daiwa Securities has not conducted such an examination. Daiwa Securities is not a legal, accounting, or tax expert, has not conducted independent analysis or examination of the legality and validity, or the reasonableness of accounting or tax treatment, of any matter relating to the Share Transfer, and bears no obligation to do so.

In addition to fees that have already been received, Daiwa Securities plans to receive fees, including fees conditioned on success of the Share Transfer, from Aomori Bank as consideration for advisory services in relation to this matter. Aomori Bank has agreed to indemnify Daiwa Securities for certain liabilities that Daiwa Securities may incur in connection with the advisory services relating to this matter. Daiwa Securities has been partially involved in the preparation of the Draft Share Transfer Plan and the Draft Business Integration Agreement and other negotiations regarding the Share Transfer, and provided advice, but was not involved in the decision-making process for the Draft Share Transfer Plan and the Draft Business Integration Agreement.

The Daiwa Securities Group that is structured around Daiwa Securities’ parent company, Daiwa Securities Group Inc., conducts investment and financial services business with a focus on securities-related business as its core businesses, and may in the past, currently, or in the future, have provided or provide investment and financial services including securities-related services to Aomori Bank, Michinoku Bank, or their related companies for consideration and may provide the same in the future. Aomori Bank understands that Daiwa Securities or its related companies currently provide or may in the future provide services to Michinoku Bank or its related companies for which fees are paid, in matters other than this transaction, and approves such provision of services in advance without objection. Daiwa Securities and its related companies may trade or hold, on its own account or on customer accounts, financial products, including securities and financial derivative products, of Aomori Bank, Michinoku Bank, or their related companies.

Daiwa Securities prepared the Fairness Opinion solely for the purpose of provision to the board of directors of Aomori Bank as reference material in order for Aomori Bank to examine the Share Transfer Ratio, at the request of Aomori Bank (the “Fairness Opinion Purpose”). Therefore, Daiwa Securities shall bear no liability whatsoever for any damage that may be incurred due to or in connection with the use of the Fairness Opinion for a purpose other than the Fairness Opinion Purpose. Aomori Bank may not disclose the Fairness Opinion, transmit it to a third party, allow a third party to refer to it, or allow it to be used for a third party (collectively, “Disclosure”), without the prior written consent of Daiwa Securities. Even if Aomori Bank makes Disclosure with the prior consent of Daiwa Securities, Aomori Bank shall bear sole liability, and therefore Daiwa Securities shall bear no liability. Daiwa Securities shall not bear any liability whatsoever to any third party other than Aomori Bank due or in relation to the content of the Fairness Opinion or the Share Transfer. Daiwa Securities’ opinion stated in the Fairness Opinion makes no recommendation to or solicitation of Aomori Bank’s common shareholders whatsoever with respect to the exercise of shareholder rights such as voting rights in relation to the Share Transfer (including dissenting shareholders’ right to demand purchase), sale or purchase of Aomori Bank stock, or any other related matter.

In the Fairness Opinion, Daiwa Securities only states an opinion as to whether the Share Transfer Ratio is fair for Aomori Bank’s shareholders from a financial perspective, and Daiwa Securities was not requested for an opinion, and has not stated an opinion, on whether it is fair for third parties other than Aomori Bank’s shareholders or other matters. In the Fairness Opinion, Daiwa Securities states no opinion with respect to the facts or assumptions that are the basis of the determination of the Share Transfer Ratio, or on Aomori Bank’s decision-making in relation to the Share Transfer. Furthermore, in the Fairness Opinion, Daiwa Securities states no opinion whatsoever regarding the value of the common stock and preferred stock of Aomori Bank, Michinoku Bank, or their related companies traded on or after the date of the Fairness Opinion. Daiwa Securities does not state an opinion with respect to whether the amount or nature of remuneration planned to be received by any officer, director, employee, or similar party associated with the Share Transfer is fair in relation to the Share Transfer Ratio.

Daiwa Securities’ opinion stated in the Fairness Opinion assumes the financial, economic, market, and other conditions as of the date of the Fairness Opinion and relies on information that could be obtained by Daiwa Securities by such date, but because there are restrictions on the materials and information that can be obtained, the materials and information used to examine the Share Transfer Ratio include materials and information from a time other than such date. Daiwa Securities’ opinion stated in the Fairness Opinion may be affected by changes in conditions going forward, but Daiwa Securities bears no obligation whatsoever to revise, amend, renew, supplement, or reconfirm such opinion.

4	Appropriateness of Stipulations Concerning Matters listed in Article 773, Paragraph (1), Item (ix) and (x) of the Companies Act

Not applicable

5	Matters Concerning The Aomori Bank
1.	Content of financial statements, etc. for the most recent business year (ended March 2021)

As noted in “Reference Documents for Extraordinary General Meeting of Shareholders and General Meeting of Class Shareholders by Common Stock Holders — Supplementary Volume (pp. 1–38).” Information concerning the following matters is noted on the Bank’s website (https://www.michinokubank.co.jp/) in accordance with laws, regulations, and Article 20 of the Bank’s Articles of Incorporation, and is therefore not noted in the Extraordinary General Meeting of Shareholders Reference Documents.

(1)	Statement of Changes in Net Assets
(2)	Notes to Non-consolidated Financial Statements
(3)	Consolidated Statement of Changes in Net Assets
(4)	Notes to Consolidated Financial Statements
2.	Description of events with material impact on the Company’s assets occurring after the end of the final business year

Not applicable

6	Events Having a Material Impact on the Bank’s Assets Occurring after the End of the Final Business Year

Not applicable

7	Matters Pursuant to Article 74 of the Regulation for Enforcement of the Companies Act Concerning Persons Becoming Directors (Excluding Directors Who Are Audit and Supervisory Committee Members) of the Joint Holding Company

The directors of the Joint Holding Company (excluding Audit and Supervisory Committee members) will be as follows.

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated
Susumu Narita (Date of birth: September 27, 1954)	April 1978 June 2008 June 2010 April 2011 June 2011 June 2014 April 2015

Joined The Aomori Bank, Ltd.

Executive Officer / General Manager,

Credit Supervision Division

Executive Officer / General Manager, Hirosaki

Branch

Executive Officer / Hirosaki Area Supervisor

Managing Director

Senior Managing Director

Director / President (current position)

(1) Common stock - shares (2) Common stock 6,320 shares (3) Common stock 6,320 shares
In charge of Auditing Division

■ Reasons for nomination as director candidate

Mr. Susumu Narita possesses a wealth of practical experience at The Aomori Bank and expert knowledge through involvement in corporate sales planning and credit management services, etc. He has provided leadership for many years since appointment as the representative director of the Bank in June 2014 and has guided the Bank to sustainable growth and higher enterprise value.

He has become a director candidate because it is assessed that he can be expected to continue to contribute to the growth of the Joint Holding Company and improvement of enterprise value and that he can be expected to increase the effectiveness of the decision-making and supervisory functions.

Takayuki Fujisawa (Date of birth: August 26, 1966)	April 1990 April 2007 April 2010 April 2012 April 2015 June 2016 April 2017 June 2018

Joined The Michinoku Bank, Ltd.

General Manager, Management Planning

Division

General Manager, Furukawa Branch

General Manager, Human Resources Division

Executive Officer, Director of Business Promotion Headquarters, and General Manager,

Sales Strategy Division

Managing Executive Officer, Director of Business Promotion Headquarters, and General

Manager of Sales Strategy Division

Senior Executive Officer and

Director of Business Promotion Headquarters

President (current position)

(1) Common stock 2,200 shares (2) Common stock - shares (3) Common stock 1,012 shares

■ Reasons for nomination as director candidate:

Mr. Takayuki Fujisawa possesses a wealth of practical experience and expert knowledge through involvement in business planning, human resources, and sales promotion, etc. at the Bank. He has provided leadership since appointment as representative director of The Michinoku Bank in June 2018, guiding the Bank to sustainable growth and higher enterprise value.

He has become a director candidate because it is assessed that he can be expected to continue to contribute to the growth of the Joint Holding Company and improvement of enterprise value and that he can be expected to increase the effectiveness of the decision-making and supervisory functions.

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated
Tsutomu Inaniwa (Date of birth: April 10, 1961)	April 1985 June 2004 December 2005 March 2006 March 2007 April 2010 June 2010 April 2015 April 2016 June 2016 April 2017 June 2020

Joined The Michinoku Bank, Ltd.

General Manager, Tonyamachi Branch

General Manager, Credit Management

Division

Executive Officer and General Manager,

Credit Division

Executive Officer and General Manager,

Head Office Sales Division

Managing Executive Officer

Director and Managing Executive Officer

Director, Managing Executive Officer and

General Manager, Human Resources Division

Director and Managing Executive Officer

Managing Executive Officer

Senior Executive Officer

Director and Senior Executive Officer (current position)

(1) Common stock 900 shares (2) Common stock - shares (3) Common stock 414 shares
Responsible for the Credit Division, Market Finance Division, and Systems Management Division

■ Reasons for nomination as director candidate

Mr. Tsutomu Inaniwa has of a broad range of practical experience through involvement in business planning, business management, personnel and general affairs, credit review, and sales promotion, etc. at the Bank. Currently he supervises the credit supervision, market finance, and systems divisions, providing leadership across the entire range of banking operations.

He has become a director candidate because it is assessed that he can be expected to continue to contribute to the growth of the Joint Holding Company and improvement of enterprise value and that he can be expected to increase the effectiveness of the decision-making and supervisory functions.

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated
Keitaro Ishikawa (Date of birth: April 26, 1961)	April 1984 June 2005 June 2008 November 2009 April 2010 April 2011 June 2013 June 2014 June 2015 June 2016 June 2018 June 2019 June 2021

Joined the Bank

General Manager, Ominato Branch

General Manager, Minato Branch

General Manager, Minato Branch and Honcho

Branch

General Manager, Personnel Division

General Manager, General Planning Division

General Manager, Head Office

Executive Officer / General Manager, Head

Office

Executive Officer / General Manager, Business

Administration Division

Director / Executive General Manager,

Regional Headquarters (Hirosaki Area)

Managing Executive Officer / Executive

General Manager, Regional Headquarters

(Hirosaki Area)

Director / Managing Executive Officer

Director and Senior Managing Executive

Officer (current position)

(1) Common stock - shares (2) Common stock 2,160 shares (3) Common stock 2,160 shares
In charge of Business Administration Division, Business Promotion Division, and Business Partnering Division

■ Reasons for nomination as director candidate

Mr. Keitaro Ishikawa has of a broad range of practical experience through involvement in business planning, retail sales planning, and human resources, etc. at The Aomori Bank. He is currently responsible for overall management of the Sales Planning Division, providing leadership in the formulation of new sales strategies.

He has become a director candidate because it is assessed that he can be expected to continue to contribute to the growth of the Joint Holding Company and improvement of enterprise value and that he can be expected to increase the effectiveness of the decision-making and supervisory functions.

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated
Tsuyoshi Tamura (Date of birth: September 22, 1962)	April 1985 April 2009 June 2011 October 2012 June 2015 June 2016 June 2018

Joined The Aomori Bank, Ltd.

General Manager, Shiroshita Branch

General Manager, Sendai Branch

General Manager, Corporate Sales Department

General Manager, Credit Supervision

Department

Executive Officer and General Manager,

Credit Supervision Division

Managing Executive Officer (current position)

(1) Common stock - shares (2) Common stock 2,000 shares (3) Common stock 2,000 shares
In charge of Risk Administration Division, Personnel Division, Systems Division, and Administrative Division

■ Reasons for nomination as director candidate

Mr. Tsuyoshi Tamura has a wealth of practical experience through involvement in corporate sales planning and credit management, etc. at The Aomori Bank. Most recently, he has managed the Risk Management Division and Systems Division and provided leadership for the strengthening of risk management and implementation of DX.

He has become a director candidate because it is judged that, through these experiences and insights, he will contribute to the growth of the Joint Holding Company and improvement of enterprise value and he can be expected to increase the effectiveness of the decision-making and supervisory functions of the Board of Directors.

Yo Mori (Date of birth: December 6, 1963)	April 1986 July 2009 April 2011 June 2013 June 2015 June 2017 June 2019

Joined The Aomori Bank, Ltd.

General Manager, Namidate-Dori Branch

General Manager, Misawa Branch

General Manager, Personnel Division

General Manager, Head Office

Executive Officer and General Manager, Head

Office

Managing Executive Officer/ Executive General

Manager, Regional Headquarters (Aomori Area)

(current position)

(1) Common stock - shares (2) Common stock 1,900 shares (3) Common stock 1,900 shares

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated

■ Reasons for nomination as director candidate

Mr. Yo Mori has a wealth of practical experience through the management of three sales offices and involvement in human resources, etc. at The Aomori Bank. Most recently he serves as the manager of a district sales division, where he has provided leadership in the management of the district.

He has become a director candidate because it is judged that, through these experiences and insights, he will contribute to the growth of the Joint Holding Company and improvement of enterprise value and he can be expected to increase the effectiveness of the decision-making and supervisory functions of the Board of Directors.

Motomi Shiratori (Date of birth: January 1, 1967)	April 1989 April 2010 October 2012 June 2015 July 2017 June 2019

Joined The Aomori Bank, Ltd.

General Manager, Ominato Branch

General Manager, Sendai Branch

Head of the Corporate Sales Department

General Manager, Hirosaki Branch

Executive Officer and General Manager, Head

Office (current position)

(1) Common stock - shares (2) Common stock 1,500 shares (3) Common stock 1,500 shares

■ Reasons for nomination as director candidate

Mr. Motomi Shiratori has a wealth of practical experience through the management of four sales offices and involvement in corporate sales planning, etc. at The Aomori Bank. Most recently he serves as the manager of the Head Office Sales Division where he is instrumental in the management of branch offices and districts.

He has become a director candidate because it is judged that, through these experiences and insights, he will contribute to the growth of the Joint Holding Company and improvement of enterprise value and he can be expected to increase the effectiveness of the decision-making and supervisory functions of the Board of Directors.

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated
Shinji Suto (Date of birth: July 30, 1969)	April 1992 March 2008 April 2008 April 2012 April 2015 April 2017 April 2018 April 2019

Joined The Michinoku Bank, Ltd.

General Manager, Sales Management Division

General Manager, Sales Development Division

General Manager, Furukawa Branch

General Manager, Management Planning

Division

Executive Officer and Head of Management

Planning Division

Managing Executive Officer

Senior Executive Officer (current

position)

(3) Common stock 1,500 shares (2) Common stock - shares (3) Common stock 690 shares
Responsible for Management Planning Division, Personnel and General Affairs Division, Risk Management Division, and Office for Preparation for Business Integration

■ Reasons for nomination as director candidate

Mr. Shinji Suto has a wealth of practical experience through involvement in business planning, business management, personnel and general affairs, and sales promotion, etc. at the Bank. He most recently serves as the manager of the Business Planning Division where he provides leadership in all aspects of the Bank’s business strategy, business improvement, and general management.

He has become a director candidate because it is judged that, through these experiences and insights, he will contribute to the growth of the Joint Holding Company and improvement of enterprise value and he can be expected to increase the effectiveness of the decision-making and supervisory functions of the Board of Directors.

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated
Katsunori Mikuniya (Date of birth: April 25, 1951)	April 1974 July 1979 June 1981 April 1982 July 1997 July 2002 July 2004 August 2005 July 2008 July 2009 October 2011 April 2012 March 2015 October 2017 April 2021

Joined the Ministry of Finance

Director, Sanjo Tax Office

Director, Economics Department, Agriculture

and Forestry Division, Aomori Prefectural

Government

Director, Fiscal Policy Department, General

Affairs Division, Aomori Prefectural

Government

Director, Corporate Finance Department,

Securities Bureau, Ministry of Finance

Councilor, Planning and Coordination Bureau,

Financial Services Agency

General Councilor, Financial Services Agency

Director General, Planning and Coordination

Bureau, Financial Services Agency

Director General, Supervisory Bureau,

Financial Services Agency

Commissioner, Financial Services Agency

Counselor, Nitori Holdings Co., Ltd.

Professor, University of Tokyo (Policy Vision

Research Center)

Chair, Deposit Insurance Corporation of Japan

Chair, International Association of Deposit

Insurers (IADI)

Counselor, Open House Co., Ltd. (current

position)

(1) Common stock - shares (2) Common stock - shares (3) Common stock - shares

■ Reason for nomination as candidate for outside director and expected role

Mr. Katsunori Mikuniya has a wealth of experience and broad insights into financial and monetary administration through service as Commissioner of the Financial Services Agency, Chair of the Deposit Insurance Corporation of Japan and in numerous other positions, and as a native of Aomori Prefecture, he has a deep understanding of the area.

He has become an outside director candidate because it is judged that, through these experiences and insights, he will contribute to the growth of the Joint Holding Company and improvement of enterprise value and he can be expected to increase the effectiveness of the decision-making and supervisory functions of the Board of Directors.

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated
Kazunari Higuchi (Date of birth: January 3, 1957)	April 1980 March 2006 April 2008 April 2009 April 2010 May 2010 May 2011 May 2011 April 2016 June 2016 June 2020 June 2020

Joined Fuji Bank, Ltd. (now Mizuho Bank,

Ltd.)

Manager, Kabutocho Corporate Banking and

Securities Business Department, Mizuho

Corporate Bank, Ltd. (now Mizuho Bank, Ltd.)

Manager, Payments Sales Division

Executive Officer and Manager, Operations

Auditing Department

Counselor, Mizuho Research Institute Ltd.

(now Mizuho Research & Technologies, Ltd.)

Managing Executive Officer

President and Representative Director, UC

Card Co., Ltd.

Director, Qubitous Co., Ltd. (now Credit

Saison Co., Ltd.)

Counselor, UC Card Co., Ltd.

Full-Time Auditor, Taiyo Nippon Sanso Corp.

(now Nippon Sanso Holdings Corp.)

Outside Director, Kureha Corp. (current position)

Director, The Michinoku Bank, Ltd. (current position)

(1) Common stock - shares (2) Common stock - shares (3) Common stock - shares

■ Reason for nomination as candidate for outside director and expected role

Mr Kazunari Higuchi has a wealth of experience and broad insights into corporate management and financial practice through service as an officer at a large bank and representative director of a major credit card company. He was appointed outside director of the Bank in 2020, and continues to appropriately discharge duties and responsibilities.

He has become an outside director candidate because he can be expected to continue to contribute to the growth of the Joint Holding Company and improvement of enterprise value and he can be expected to increase the effectiveness of the decision-making and supervisory functions.

Notes: 1. The numbers of shares of the Bank and Aomori Bank owned are stated based on ownership status as of September 30, 2021, and the number of shares of the Joint Holding Company to be allotted is stated based on this ownership status, taking into account the share transfer ratio. Therefore, the number of shares of the Joint Holding Company actually allocated may change depending on the ownership status immediately prior to the establishment date of the Joint Holding Company.

2.	There are no particular interests between the candidates and either the Bank or The Aomori Bank, nor are there anticipated to be any particular interests between the candidates and the Joint Holding Company.
3.	Mr. Katsunori Mikuniya and Mr. Kazunari Higuchi are outside director candidates.
4.	If Mr. Katsunori Mikuniya and Mr. Kazunari Higuchi are appointed outside directors, the Joint Holding Company intends to notify the Tokyo Stock Exchange that both are independent officers with no potential for conflicts of interest with ordinary shareholders.

5.	Liability limitation agreements with director candidates

If Mr. Katsunori Mikuniya and Mr. Kazunari Higuchi are appointed and assume office as outside directors, the Joint Holding Company intends to execute agreements with them limiting liability for compensation as set forth in Article 423, paragraph (1) of the Companies Act under the provisions of Article 427, paragraph (1)1 of the Companies Act. These agreements will limit liability for compensation to the minimum liability ceiling set forth in Article 425, paragraph (1) of the Act.

6.	Officer, etc. liability insurance agreements with director candidates

The Joint Holding Company intends to execute with an insurance company officer, etc. liability insurance agreements as set forth in Article 430–3, paragraph (1) of the Companies Act and is it planned that individual candidates for directorships will, having been appointed and assumed office as directors, be the insured under those agreements.

Below is an overview of the officer, etc. liability insurance agreement.

・	All premiums are to be borne by the Joint Holding Company.
・	The insurance policy covers damages incurred as a result of compensatory damages awards and litigation expenses incurred by the insureds as officers etc. with respect to the execution of their duties. However, there are some indemnity events, for example, there is no coverage of damages resulting from actions that the insured committed knowing they were violations of laws or regulations.
7.	Mr. Kazunari Higuchi currently serves as an outside director of the Bank, and if Agenda Item 1 is approved, he will resign as a director of the Bank on the day prior to the effective date of the Share Transfer (scheduled for March 31, 2022) and will be appointed outside director of the Joint Holding Company on the effective date of the Share Transfer (scheduled for April 1 of that year).

8	Matters Stipulated in Article 74–3 of the Regulation for Enforcement of the Companies Act for Persons Who Will Be Directors Who Are Audit and Supervisory Committee Members of the Joint Holding Company

The directors of the Joint Holding Company who are Audit and Supervisory Committee members will be as follows.

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated
Akira Nakagawa (Date of birth: January 19, 1964)	April 1986 April 2012 June 2013 June 2017 June 2018 June 2019 June 2020

Joined The Aomori Bank, Ltd.

General Manager, Yanagimachidori Branch

General Manager, Treasury and International

Division

General Manager, Tokyo Branch

Executive Officer and General Manager,

Tokyo Branch

Executive Officer and General Manager,

Corporate Support Division

Director and member of the Audit and

Supervisory Committee(current position)

(1) Common stock - shares (2) Common stock 1,700 shares (3) Common stock 1,700 shares

■ Reasons for nomination as director candidate

Mr. Akira Nakagawa has a wealth of practical experience through service as a manager of two branch offices and involvement in the Markets Division and corporate sales planning at The Aomori Bank. Appointed director and member of the Audit and Supervisory Committee in June 2020, and continues to appropriately discharge his duties and responsibilities.

He has become a director candidate because he can be expected to contribute to more effective decision-making and supervisory functions in the Board of Directors of the Joint Holding Company.

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated
Masashi Iwakigawa (Date of birth: May 26, 1959)	April 1982 December 1998 March 2001 March 2002 February 2005 February 2006 February 2007 April 2015 March 2018 June 2019 March 2020 August 2020 October 2021

Joined Nikko Securities Co., Ltd.

Sales Planning General Manager

General Manger, Product Planning Department

Executive Officer and Manager, Joint Head

Office, Financial Instruments Division

Managing Director

Senior Managing Director

Executive Director, Nikko Cordial Securities,

Inc. (now SMBC Nikko Securities Inc.)

Vice President and Representative Director,

SMBC Nikko Securities Inc.

Executive Vice President

Representative Director and Executive Vice

President

Counselor

Executive Officer, Hurex k.k.

Counselor (current position)

(1) Common stock - shares (2) Common stock - shares (3) Common stock - shares

■ Reason for nomination as candidate for outside director and expected role

Mr. Masashi Iwakigawa has a wealth of experience and broad insights into the financial services area through experience as the representative director of a major securities company, etc., and as a native of Aomori Prefecture has a deep understanding of of the region.

He has become an outside director candidate because these experiences and insights can be expected to contribute to more effective decision-making and supervisory functions for the Board of Directors of the Joint Holding Company.

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated
Tetsutaro Wakatsuki (Date of birth: October 22, 1974)	April 2000 April 2000 April 2004 April 2008 April 2010 December 2012 March 2014 June 2014 March 2015 June 2015 June 2019 June 2020

Registered as an attorney-at-law (Tokyo Bar

Association)

Joined Mori Sogo (now Mori Hamada &

Matsumoto)

Founding and Representative Partner, Murata

& Wakatsuki Law Offices (current position)

Part-Time Instructor, Graduate School of Law,

Hosei University

Part-Time Professor, Graduate School of Law,

Hosei University

Outside Auditor, Do House Inc.

Outside Auditor, TPC KK

Outside Auditor, SBI Life Living Co., Ltd.

Outside Auditor, Otsuka Corp.

Outside Auditor, SBI Money Plaza Co., Ltd.

Director, The Michinoku Bank, Ltd.

Director (Member of the Audit and Supervisory Committee), The Michinoku Bank, Ltd. (current position)

(1) Common stock - shares (2) Common stock - shares (3) Common stock - shares

■ Reason for nomination as candidate for outside director and expected role

As a lawyer, Mr. Tetsutaro Wakatsuki has a high level of knowledge and expertise in law, professional experience in corporate legal affairs, and insights into IT, etc. He has served as an outside director of the Bank since 2019 and, through advice on management from an independent position, has contributed to the activation of the Board of Directors.

He has become an outside director candidate because he can be expected to contribute to more effective decision-making and supervisory functions in the Board of Directors of the Joint Holding Company.

Mie Ishida (Date of birth: April 25, 1975)	September 2008 September 2008 June 2018

Registered as an attorney-at-law (Daini Tokyo

Bar Association)

Joined Ishida Law Office (current position)

Director and Member of the Audit and

Supervisory Committee, The Aomori Bank, Ltd.

(current position)

(1) Common stock - shares (2) Common stock - shares (3) Common stock - shares

Name (Date of birth)	Professional History (Positions and responsibilities and status of major concurrent duties)	(1) Class and number of shares in the Bank owned (2) Class and number of shares in The Aomori Bank owned (3) Class and number of shares in the Joint Holding Company allocated

■ Reason for nomination as candidate for outside director and expected role

As a lawyer, Ms. Mie Ishida has high levels of knowledge and expertise in the law, and rich professional experience in corporate legal affairs. She has served as an outside director and member of the Audit and Supervisory Committee of The Aomori Bank since 2018 and, through advice on management from an independent position, has contributed to the activation of the Board of Directors.

She has become an outside director candidate because she can be expected to contribute to more effective decision-making and supervisory functions in the Board of Directors of the Joint Holding Company.

Notes: 1. The numbers of shares of the Bank and Aomori Bank owned are stated based on ownership status as of September 30, 2021, and the number of shares of the Joint Holding Company to be allotted is stated based on this ownership status, taking into account the share transfer ratio. Therefore, the number of shares of the Joint Holding Company actually allocated may change depending on the ownership status immediately prior to the establishment date of the Joint Holding Company.

2.	There are no particular interests between the candidates and either the Bank or The Aomori Bank, nor are there anticipated to be any particular interests between the candidates and the Joint Holding Company.
3.	Mr. Masashi Iwakigawa, Mr. Tetsutaro Wakatsuki, Ms. Mie Ishida are candidates for outside director who will also be members of the Audit and Supervisory Committee.
4.	If Mr. Masashi Iwakigawa, Mr. Tetsutaro Wakatsuki and Ms. Mie Ishida are appointed outside directors who are also members of the Audit and Supervisory Committee, the Joint Holding Company intends to notify the Tokyo Stock Exchange that they are independent officers with no potential for conflicts of interest with ordinary shareholders.
5.	Liability limitation agreements with director candidates

If Mr. Masashi Iwakigawa, Mr. Tetsutaro Wakatsuki, and Ms. Mie Ishida are appointed outside director, the Joint Holding Company intends to execute agreements limiting liability for compensation as set forth in Article 423, paragraph (1) of the Companies Act under the provisions of Article 427, paragraph (1) of the Companies Act. These agreements will limit liability for compensation to the minimum liability ceiling set forth in Article 425, paragraph (1) of the Act.

6.	Officer, etc. liability insurance agreements

If Mr. Masashi Iwakigawa, Mr. Tetsutaro Wakatsuki, and Ms. Mie Ishida are appointed outside directors, the Joint Holding Company intends to execute with an insurance company officer, etc. liability insurance agreements as set forth in Article 430–3, paragraph (1) of the Companies Act and is it planned that individual candidates for directorships will, having been appointed and assumed office as directors, be the insured under those agreements.

Below is an overview of the officer, etc. liability insurance agreement.

・	All premiums are to be borne by the company.
・	The insurance policy covers damages incurred as a result of compensatory damages awards and litigation expenses incurred by the insureds as officers etc. with respect to the execution of their duties. However, there are some indemnity events, for example, there is no coverage of damages resulting from actions that the insured committed knowing they were violations of laws or regulations.
7.	Mr. Tetsutaro Wakatsuki currently serves as an outside director who is also a member of the Audit and Supervisory Committee of the Bank, and if Agenda Item 1 is approved, will resign from the position of director of the Bank on the day prior to the effective date of the Share Transfer (scheduled for March 31, 2022), and will be appointed outside director who is also a member of the Audit and Supervisory Committee of the Joint Holding Company on the effective date of the Share Transfer (scheduled for April 1 of that year).
8.	Ms. Mie Ishida currently serves as an outside director who is also a member of the Audit and Supervisory Committee of The Aomori Bank, and if Agenda Item 1 is approved, will resign the position of director of The Aomori Bank on the day prior to the effective date of the Share Transfer (scheduled for March 31, 2022), and will be appointed outside director who is also a member of the Audit and Supervisory Committee of the Joint Holding Company on the effective date of the Share Transfer (scheduled for April 1 of that year).

9	Matters Stipulated in Article 77 of the Regulation for Enforcement of the Companies Act for Persons Who Will Be Accounting Auditors of the Joint Holding Company

The financial auditor of the Joint Holding Company will be as follows.

(As at September 30, 2021)

Name	Ernst & Young ShinNihon LLC
Location of principal office	1-2 Yurakucho 1-chome, Chiyoda-ku, Tokyo
History	April 1, 2000	Ota-Showa-Century Auditing was established through the merger of Ota-Showa Auditing (established in October 1985 through the merger of Tetsuzo Ota Auditing, which was established in January 1967, and Showa Auditing, which was established in December 1969) and Century Auditing (established in January 1986)
	July 1, 2001	Corporate name changed from Ota-Showa-Century Auditing to ShinNihon Auditing
	July 1, 2008	Converted to a limited liability auditing firm, and corporate name changed from ShinNihon Auditing to ShinNihon LLC
	July 1, 2018	Corporate name changed from ShinNihon LLC to Ernst & Young ShinNihon LLC
Overview	Certified public accountants	3,017
	Qualified certified public accountants, etc.	1,043
	Other persons	1,069
	Total	5,129
	Companies involved in	3,725 companies
	Stated capital	1,088 million yen
	Offices, etc.	Domestic: Tokyo, etc.; Total 16 locations
International: New York, etc.; Total 34 locations

Note:	EY ShinNihon LLC was chosen as the candidate for accounting auditor because it has the expertise, independence, and internal control systems, etc. required of an accounting auditor for the Joint Holding Company and was therefore deemed appropriate for the position.

Item 2	Partial Amendment of Articles of Incorporation

1	Reasons for Amendment

To facilitate the convening of and other administrative procedures for the Ordinary General Meeting of Shareholders, the Bank has, under the provisions of Article 124, paragraph (3) of the Companies Act, established a record date for the ordinary general meeting of shareholders under Article 14 of the current Articles of Incorporation (Ordinary General Meeting of Shareholders’ Record Date) and, upon the approval of an agenda item seeking the approval of the Share Transfer Plan from the extraordinary general meeting of shareholders , and Common Shareholders and Class A Preferred Shareholders class meetings, the Share Transfer will take effect on April 1, 2022 (Friday), at which time The Michinoku Bank will have one shareholder, the Joint Holding Company, and the provisions for the establishment of record dates for ordinary general meetings of shareholders will no longer be necessary. As a result, the provisions for the establishment of record dates for ordinary general meetings of shareholders will be eliminated and Article 14 of the current Articles of Incorporation deleted. This will result in the numbering being brought up for Article 15 onwards of the current Articles of Incorporation and other associated numbering adjustments (This partial amendment of the Articles of Incorporation is referred to as the “Articles Amendment” below.).

If the Articles Amendment is approved as stated in Agenda Item 1 (Approval of Share Transfer Plan with The Aomori Bank, Ltd.) by the extraordinary general meeting, and the general meeting of class shareholders by Common Shareholders and Class A Preferred Shareholders, it will take effect on March 31, 2022 (Thursday), conditional upon the Share Transfer Plan not losing effect and the Share Transfer not being canceled by the day prior to March 31, 2022 (Thursday).

2	Nature of Amendment

The content of the Articles Amendment is as follows.

(Changes underlined)

Current Articles of Incorporation	Proposed Amendment
Chapter 1 General Provisions	Chapter 1 General Provisions
Article 1–Article 5 (Text omitted)	Article 1–Article 5 (No change)
Chapter 2 Shares Article 6–Article 12 (Text omitted)	Chapter 2 Shares Article 6–Article 12 (No change)

Current Articles of Incorporation	Proposed Amendment

Chapter 2–2         Preferred Stock

Article 12–2        Class A Preferred Dividend

If the Bank distributes a surplus dividend as set forth in Article 41. 1, it will distribute as dividend to holders of Class A Preferred Stock (“Class A Preferred Shareholders”) and registered pledge holders of Class A Preferred Stock noted or recorded on the final shareholder registry of the record date for the surplus dividend (“Registered Pledge Holders of Class A Preferred Stock”) a monetary amount per share of Class A Preferred Stock (“Class A Preferred Dividend”) calculated as the equivalent of the paid-in amount per share of Class A Preferred Stock (however, will be appropriately adjusted in the event of stock split, gratis allotment of shares, reverse stock split, etc. for Class A Preferred Stock) multiplied by the dividend rate resolved by the Board of Directors prior to the issuance of Class A Preferred Stock, said payment to be made prior to payments to holders of common stock (“Common Stockholders”) and holders of registered common stock pledges (“Registered Common Stock Pledge Holders”). However, the maximum dividend rate is 8%. If a Class A Interim Dividend has been paid under Article 12–3 to Class A Preferred Shareholders and Registered Pledge Holders of Class A Preferred Stock during the Business Year in which the record date falls, that amount shall be deducted.

Chapter 2–2        Preferred Stock

Article 12–2         Class A Preferred Dividend

If the Bank distributes a surplus dividend as set forth in Article 40. 1, it will distribute as dividend to holders of Class A Preferred Stock (“Class A Preferred Shareholders”) and registered pledge holders of Class A Preferred Stock noted or recorded on the final shareholder registry of the record date for the surplus dividend (“Registered Pledge Holders of Class A Preferred Stock”) a monetary amount per share of Class A Preferred Stock (“Class A Preferred Dividend”) calculated as the equivalent of the paid-in amount per share of Class A Preferred Stock (however, will be appropriately adjusted in the event of stock split, gratis allotment of shares, reverse stock split, etc. for Class A Preferred Stock) multiplied by the dividend rate resolved by the Board of Directors prior to the issuance of Class A Preferred Stock, said payment to be made prior to payments to holders of common stock (“Common Stockholders”) and holders of registered common stock pledge (“Registered Common Stock Pledge Holders”). However, the maximum dividend rate is 8%. If a Class A Interim Dividend has been paid under Article 12–3 to Class A Preferred Shareholders and Registered Pledge Holders of Class A Preferred Stock during the Business Year in which the record date falls, that amount shall be deducted.

Current Articles of Incorporation	Proposed Amendment
(ii) (Text omitted) (iii) (Text omitted)	(ii) (No change) (iii) (No change)

Article 12–3        Class A Interim Dividend

If the Bank distributes an interim dividend as set forth in Article 42, it shall pay to Class A Preferred Shareholders and Registered Pledge Holders of Class A Preferred Stock noted or recorded on the final shareholder registry of the record date for the interim dividend a monetary amount up to a maximum of half of the Class A Preferred Dividend per share of Class A Preferred Stock (“Class A Interim Dividend”) prior to payments to Common Stockholders and Registered Common Stock Pledge Holders.

Article 12–3        Class A Interim Dividend

If the Bank distributes an interim dividend as set forth in Article 41, it shall pay to Class A Preferred Shareholders and Registered Pledge Holders of Class A Preferred Stock noted or recorded on the final shareholder registry of the record date for the interim dividend a monetary amount up to a maximum of half of the Class A Preferred Dividend per share of Class A Preferred Stock (“Class A Interim Dividend”) prior to payments to Common Stockholders and Registered Common Stock Pledge Holders.

Article 12–4 – Article 12–9 (Text omitted)	Article 12–4 – Article 12–9 (No change)
Article 12–10 Exclusion Period The provisions of Article 43 apply mutatis mutandis to Class A Preferred Dividends.	Article 12–10 Exclusion Period The provisions of Article 42 apply mutatis mutandis to Class A Preferred Dividends.
Chapter 3 General Meeting of Shareholders Article 13 (Text omitted)	Chapter 3 General Meeting of Shareholders Article 13 (No change)
Article 14 Record Date of Ordinary General Meeting of Shareholders The record date for voting rights at the Company’s ordinary general meeting of shareholders is March 31 each year.	(Deleted)

Current Articles of Incorporation	Proposed Amendment
Article 15 – Article 20 (Text omitted)	Article 14 – Article 19 (No change)
Article 21 General Meetings of Class Shareholders	Article 20 General Meeting of Class Shareholders
The provisions of Article 15, Article 16, Article 17.1, Article 18, Article 19, and Article 20 shall apply mutatis mutandis to general meetings of class shareholders.	The provisions of Article 14, Article 15, Article 16.1, Article 17, Article 18, and Article 19 shall apply mutatis mutandis to general meetings of class shareholders.
(ii) The provisions of Article 14 apply mutatis mutandis to shareholders’ class meetings held on the same day as the ordinary general meeting of shareholders.	(Deleted)

(iii)       Resolutions prescribed in Article 324, paragraph (2) of the Companies Act shall be made by at least two-thirds of the voting rights of the shareholders present where shareholders holding at least one-third of the voting rights that may be exercised are present.

(ii) Resolutions prescribed in Article 324, paragraph (2) of the Companies Act shall be made by at least two-thirds of the voting rights of the shareholders present where shareholders holding at least one-third of the voting rights that may be exercised are present.
Chapter 4 Directors and Board of Directors	Chapter 4 Directors and Board of Directors
Article 22 – Article 33 (Text omitted)	Article 21 – Article 32 (No change)
Chapter 5 Audit and Supervisory Committee Article 34 – Article 38 (Text omitted)	Chapter 5 Audit and Supervisory Committee Article 33 – Article 37 (No change)
Chapter 6 Accounts	Chapter 6 Accounts
Article 39 – Article 43 (Text omitted)	Article 38 – Article 42 (No change)

Reference

It is intended for The Michinoku Bank to pay surplus dividends (term-end dividends) for the fiscal year ending March 2022 (from April 1, 2021 to March 31, 2022) according to Article 41.1 of the current Articles of Incorporation (Article 40.1 after the Article Amendment) to shareholders and registered pledge holders noted or recorded on the final shareholder registry of March 31, 2022. It is intended to provide shareholder benefits for FY2022 with a base date of March 31, 2022 of the same content as FY2021.

End of document

General Meeting of Class Shareholders by Common Stock Holders Reference Documents

Agenda and Reference Matters

Agenda Item	Approval of Share Transfer Plan with The Aomori Bank, Ltd.

The content of this agenda item is as stated in Agenda Item 1 “Approval of Share Transfer Plan with The Aomori Bank, Ltd.” of the Extraordinary General Meeting of Shareholders Reference Documents.

End of document